As filed with the Securities and Exchange Commission on February 7, 2001.
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                EDG CAPITAL, INC.
                 (Name of small business issuer in its charter)

    New York                             6722                     11-3023098
(State or other             (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of              Classification Code Number)     Identification No.)
incorporation or
organization)

                               700 Stewart Avenue
                           Garden City, New York 11530
          (Address and telephone number of principal executive offices and principal place of business)

                                Jack Schwartzberg
                      Chief Executive Officer and President
                                EDG Capital, Inc.
                               700 Stewart Avenue
                           Garden City, New York 11530
                                 (516) 222-7749
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Ralph W. Norton, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 486-4944

                                 --------------

Approximate date of commencement of proposed sale to the public: On such date as the Selling Stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                  Proposed maximum
Title of each class of securities to be       Amount to be       offering price per        Proposed maximum           Amount of
registered                                     registered             share(1)         Aggregate offering price    registration fee
------------------------------------------------------------------------------------------------------------------------------------
 Common stock, par value $.001 per share        3,595,143                 $2.125              $7,639,678.88            $1,909.92
------------------------------------------------------------------------------------------------------------------------------------
                  TOTAL                                                                                                $1,909.92
====================================================================================================================================

      (1) Based on the average of the bid and asked prices of the common stock reported on the OTC Bulletin Board on February 5, 2001 of $2.125 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2001

Prospectus
                                EDG Capital, Inc.
                                  Common Stock
                                3,595,143 Shares

      This is an offering of up to 3,595,143 shares of common stock by selling shareholders. The selling shareholders may sell the shares from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

      o     3,483,550 shares are presently outstanding, and
      o 111,593 shares may be issued upon the exercise of outstanding warrants.

      We have agreed to bear all expenses (other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to the shareholders) in connection with the registration and sale of the shares covered by this prospectus. We will not receive any of the sale proceeds from the sale of any shares by the selling stockholders. However, we may receive up to $89,999.75 from the sale of 111,593 shares of Common Stock to the holders of outstanding warrants upon exercise of the warrants. Our shares may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933. If any broker-dealers purchase any shares as principals, any profits received by them on the resale of such shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions.

      Our common stock has been admitted to trading on the OTC Bulletin Board (Trading Symbol: EDGN).

      See "Risk Factors" beginning on page 4 of this prospectus for information that should be considered by prospective investors.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary.........................................................   1
Summary Financial Information..............................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................   8
Price Range of Common Stock................................................   8
Dividend Policy............................................................   8
Management's Discussion and Analysis of
     Financial Condition and Results of Operations.........................   9
Business...................................................................  12
Selling Shareholders.......................................................  22
Plan of Distribution.......................................................  25
Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities........................  26
Management.................................................................  26
Executive Compensation.....................................................  27
Principal Shareholders.....................................................  30
Certain Transactions.......................................................  31
Description of Securities..................................................  31
Legal Matters..............................................................  33
Experts....................................................................  33
Where You Can Find More Information........................................  33
Index to Financial Statements..............................................  F1

      In this prospectus, we refer to EDG Capital, Inc. as EDG Capital. We refer to our subsidiary Isotope Solutions, Inc. as ISI.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

General

      EDG Capital holds 100 percent of the outstanding capital stock of Isotope Solutions, Inc. (formerly named Molecular Radiation Management, Inc.). ISI is a biopharmaceutical company engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of various cancers. ISI's research and development is conducted by clinicians that have entered into management contracts with ISI.

      We intend to establish ISI as a leading developer of therapeutic radio-isotopes and patented delivery systems that specifically target tumors while protecting normal tissue. We are focused on the development of our Radioactive Cisplatin (CisPt195) technology, a radioactive variation of a commonly used chemotherapy drug, and our patented colloidal P-32/MAA technology, a nuclear-isotope use and delivery system. In addition, through ISI, we are participating in third-party pharmaceutical company clinical trials.

Corporate Background

      EDG Capital was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until it acquired ISI in September 2000, EDG Capital had not engaged in any business operations. Subject to shareholder approval, we intend to amend EDG Capital's certificate of incorporation to change its name to "Isotope Solutions Group, Inc." Our principal executive offices are located at 700 Stewart Avenue, Garden City, New York 11530.

      In the acquisition of ISI, EDG Capital issued an aggregate of 7,440,005 shares of its common stock to the former shareholders of ISI in exchange for their shares of ISI's capital stock. Contemporaneously with the acquisition of ISI, EDG Capital effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000, and raised gross proceeds of $2,100,000 in a private placement of 2,603,844 shares of common stock at a price of $.8065 per share.

The Offering

      Total shares outstanding prior to the offering          11,052,232 as of February 2, 2001

      Shares being offered for resale to the public           3,595,143

      Total shares outstanding after the offering             11,163,825

      Price per share to the public                           Market price at the time of resale, prices related
                                                              to the market price, negotiated prices or fixed prices,
                                                              which may be changed.

      Total proceeds raised by the offering                   None; however, we may receive up to $89,999.75 from
                                                              the sale of up to 111,593 shares issuable upon
                                                              exercise of outstanding warrants to purchase common
                                                              stock that are exercisable at a price of $.8065 per
                                                              share until September 25, 2005.  We plan to use the
                                                              proceeds, if any, of such sales for working capital
                                                              and general corporate purposes.

      OTC Bulletin Board Symbol                               EDGN

      The number of shares outstanding before the offering excludes 1,247,983 shares of common stock reserved for issuance under our 2000 Long-Term Incentive Plan, including 455,000 shares issuable upon exercise of options with an exercise price of $.8065 per share and 175,000 shares issuable upon exercise of options with an exercise price of $.8872 per share granted to employees and directors of EDG Capital under the Plan, subject to shareholder approval of the Plan. The number of shares outstanding before the offering also excludes 111,593 shares issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005.

      The number of shares being offered for resale to the public includes 3,483,550 shares that are presently outstanding and 111,593 shares that are issuable upon exercise of certain outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005.

                          SUMMARY FINANCIAL INFORMATION

      This summary financial information should be read in conjuction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"; our audited financial statements and related notes included elsewhere in this prospectus; as well as financial information previously filed by EDG Capital, Inc. The financial information as of December 31, 1999 and 1998 has been derived from our audited financial statements; however, the December 31, 1999 and 1998 financial information has been revised to present our consolidated data as if the reverse acquisition previsouly mentioned had occurred at the beginning of the earliest period presented. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.

                                          Year Ended December 31,               Nine Months Ended September 30,
                                          -----------------------               -------------------------------
                                           1998               1999                 1999                 2000
                                                                                          (Unaudited)
Statement of Operations Data:
Revenues                                 $974,810          $1,297,766           $1,053,830             $696,794
Costs and expenses                        894,518           1,269,564              955,394            1,130,516
Net Income (loss)                          52,737              18,106               63,885            (433,722)
Earnings (loss) per common share             $.01                $.00                 $.01               $(.05)
Weighted average number of
common shares outstanding
                                        7,792,577           7,891,546            7,849,994            8,089,956

Balance Sheet Data:                                                December 31, 1999         September 30, 2000
                                                                   -----------------         ------------------
                                                                                                   (Unaudited)
     Working capital.......................................              $406,000                $1,915,459
     Total assets..........................................               499,925                 2,223,167
     Total liabilities.....................................                74,141                   214,498
     Shareholders' equity..................................              $425,784                $2,008,669

      RISK FACTORS

      You should carefully consider the following risk factors, among others, before deciding to invest in our company. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

                    Risks relating to our financial condition

Because we have a very short operating history, we may not be able to manage our business successfully or achieve consistent profitability.

      ISI began commercial operations in November 1997. Because of this very limited operating history, there are no meaningful financial results that you can use to evaluate the merits of making an investment in our Company. Accordingly, investment decisions must be made based on our business prospects. We may not be able to grow our business as planned or ever become a consistently profitable business. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company. Our limited operating history makes it difficult to evaluate our proprietary technologies, as well as the likelihood of regulatory approval, commercial viability, and market acceptance of our potential products. If we are unable to address these risks successfully or grow our business as planned, the value of our common stock will be diminished.

Because our operating expenses and capital expenditures will outpace our revenues, we will incur significant losses in the near term.

      We expect to incur significant operating expenses and make relatively high capital expenditures as we develop our business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses.

If we are unable to raise additional capital, our business operations may be adversely affected.

      We may need additional financing to develop and implement our business plan. We cannot assure you that additional capital will be available or based on acceptable terms. If additional capital is unavailable, we may be forced to limit our business operations.

                        Risks relating to our operations

We may not be able to protect our intellectual property rights, and even if we can they may not give us a significant competitive advantage.

      Our success depends upon our ability to obtain and maintain rights to our proprietary technologies. We rely on our patents, trade secrets and trademarks to protest our proprietary rights. We cannot assure you that any of our United States patents will not be invalidated, circumvented, challenged or licensed to others. Similarly, we cannot assure you that any rights we have pursuant to our U.S. patents will give us a competitive advantage or that any of our pending or future patent applications will provide the scope of proprietary coverage that we seek. We also cannot assure you that others will not develop similar or superior technologies, or circumvent our proprietary rights through new designs. In addition, we may be unable or unwilling to obtain effective patent, trademark, and trade secret protection in certain foreign countries. We cannot assure you that we will be able to protect our proprietary technologies and our inability to do so may materially and adversely affect our business operations.

If we fail to obtain or maintain regulatory approval for our Radioactive Cisplatin and colloidal P-32/MAA technologies our ability to sell them will be hindered and our business operations may be harmed.

      Our Radioactive Cisplatin and colloidal P-32/macro-aggregated albumin technologies are subject to rigorous preclinical and clinical testing and approval by the U.S. Food and Drug Administration, comparable agencies in other countries, and state regulatory authorities. The clinical trial and regulatory approval processes for biopharmaceutical products typically last several years and involve significant expenditures. Even after receipt of regulatory approval for a product or technique, we remain subject to periodic review from government regulatory bodies. Any safety concerns relating to our technologies may result in withdrawal of the technologies from the market or restrictions on their future use. Our inability to obtain and maintain regulatory approval for our technologies may materially and adversely affect our business operations.

      Whether or not a product has obtained FDA approval, approval of a product by comparable regulatory authorities in foreign countries may be necessary before commencement of the marketing of the product in these countries. In general each country has its own procedures and requirements, many of which are time consuming and expensive. There can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed, if at all.

If our proprietary technologies fail to achieve market acceptance our business operations will be harmed.

      Our success and competitive position depends upon market acceptance of our cancer treatment technologies. Side effects, especially unanticipated ones, or unfavorable publicity surrounding our cancer treatment technologies, may adversely affect our ability to market our technologies. We cannot assure you that we will be able to achieve product and service commercialization or that physicians, patients or third-party payers will accept our technologies. Our inability to achieve commercialization or market acceptance of our technologies will materially and adversely affect our business operations.

Our success or failure will depend on the efforts of the managers and physicians in the medical groups that we manage, over which we have limited control.

      Our success depends in significant part upon the success of the medical research groups that we manage. These medical groups are responsible for certain sales, marketing, technology development and distribution activities that are outside our direct control. In addition, the success of the medical groups depends in part on the credentials, protocols, and treatment success rates of the physicians in the medical groups. We cannot assure you that the management teams of these research groups or the reputations and capabilities of their physicians will not change. If these managed medical groups do not successfully market or use our technologies, our business operations may be materially and adversely affected.

      Similarly, our business operations may be harmed if the medical groups that we manage terminate their agreements with us. Although the medical groups have only limited termination rights, we cannot assure you that we will be able to maintain our existing management arrangements with these medical groups.

Our cancer technologies could become obsolete.

      We operate in an industry characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue rapidly in both industry and academia. We cannot assure you that research and discoveries by others will not render our cancer technologies obsolete, uneconomical or otherwise unmarketable. Any failure by us to anticipate or respond adequately to technological developments will have a material adverse effect upon our prospects and financial condition.

If health insurers and other third parties refuse to reimburse patients for the costs of our products, doctors may be unwilling to use the products, and we may be unable to sell them.

      Our ability to commercialize our technologies successfully will depend in part on the extent to which reimbursement for their use will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care technologies and we cannot assure you that reimbursement for any technology we may market will be available, or if available, that the payers' reimbursement policies will not materially adversely affect our ability or the ability of any of our corporate partners to sell these products profitably.

There are few sources of supply for the raw materials for our products, and if we are unable to obtain the raw materials we will not be able to manufacture and sell our products.

      The number of qualified suppliers of the raw materials for our products is limited. We currently procure our colloidal P-32/MAA exclusively from one supplier. Similarly, our Radioactive Cisplatin is manufactured exclusively for us by one company. We cannot assure you that we will continue to be able to obtain adequate supplies of raw materials for our products from our current suppliers or alternative sources. Any inability to obtain adequate supplies of key raw materials will materially and adversely affect our business operations.

                       Risks relating to our common stock

Trading in our common stock on the OTC Bulletin Board may be limited.

      Our common stock has been admitted to trading on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

      Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our securities and could limit your ability to sell your securities in the secondary market.

This prospectus contains forward-looking statements. These statements may prove to be inaccurate.

      Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

              o    "may"                             o   "plans"
              o    "will"                            o   "expects"
              o    "should"                          o   "believes"
              o    "estimates"                       o   "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from sales of our stock by the selling shareholders. However, we may receive up to $89,999.75 from the sale of up to 111,593 shares issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005. We plan to use the proceeds, if any, from the exercise of the warrants for working capital and general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

      Our common stock has been admitted to trading on the OTC Bulletin Board since only February 5, 2001. On February 5, 2001, the high bid price for our common stock on the OTC Bulletin Board was $1.00 and the low bid price was $.50. These prices are inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

      As of February 2, 2001, there were 124 holders of record of our common stock.


                                 DIVIDEND POLICY

      We have never paid any dividends on our common stock. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      EDG Capital was incorporated in the State of New York on August 13, 1990, and was considered a development stage company until September 2000. On September 13, 2000, EDG Capital acquired ISI. Subject to shareholder approval, we intend to amend EDG Capital's certificate of incorporation to change its name to Isotope Solutions Group, Inc.

      ISI is a biopharmaceutical company engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of various cancers. ISI's research and development is conducted by clinicians that have entered into long term contracts with ISI.

      The following discussion is based on financial information presented as if the acquisition of ISI had taken place as of the earliest period presented.

Results of Operations

Three and Nine Months Ended September 30, 2000 and 1999

Revenues

      Revenues for the three months ended September 30, 2000 were $256,000 as compared to $244,000 for the corresponding period of the prior year. However, revenues decreased to $697,000 from $1,054,000 when comparing the nine months ended September 30, 2000 to the nine months ended September 30, 1999. This nine month period decrease of $357,000 or 33.8%, was due to diminished revenue generated by the medical research teams during this period. To date, patient accrual, and income derived from the treatment of those patients, has been dependent to a great extent on a public relations effort, which resulted in extensive media exposure. We intend to embark on a comprehensive advertising program commencing in 2001 to complement our existing public relations efforts.

Costs and Expenses

      Overall costs and expenses increased to $482,000 from $309,000 when comparing the three months ended September 30, 2000 to the three months ended September 30, 1999, an increase of $173,000 or 56%. For the nine month periods in 2000 and 1999, costs and expenses increased to $1,131,000 from $955,000, an increase of $176,000 or 18.4%. These increases were due to the following: medical supplies costs increased by $61,000 and $49,000, respectively, for the three and nine month periods ended September 30, 2000 versus the three and nine month periods ended September 30, 1999, primarily to start-up, equipment and supply costs relating to ISI's new contract with New York

Medical Oncology, PC, d/b/a Center for Medical Oncology. General and administrative expenses increased by $94,000 and $134,000 for the three and nine month periods ended September 30, 2000 versus the corresponding periods ended September 30, 1999, primarily due to (a) wage increases and new hires attributable to preparation for new clinical trials for the treatment of high-grade brain tumors under ISI's new contract with the Mitchell E. Levine, MD, PC d/b/a Center for Neuro-Oncology and (b) a finder's fee of $84,000 paid in connection with the acquisition of ISI.

Net Income (Loss)

      For the three month period ended September 30, 2000 we had a net loss of $226,000 ($.03 per share). For the three month period ended September 30, 1999 we had a net loss of $42,000 ($.01 per share). The increased loss in 2000 was due to the increase in costs and expenses described above.

      For the nine months ended September 30, 2000 we reflected a net loss of $434,000 ($.05 per share) versus net income of $64,000 ($.01 per share) for the nine months ended September 30, 1999. This change from a profit to a loss was due to both the decrease in revenues and increase in costs and expenses as described above.

Years Ended December 31, 1999 and 1998

Revenues

      Revenues for the year ended December 31, 1999 were $1,297,766 as compared to $974,810 for the prior year. This increase of $322,956, or 33.1%, was due to increased revenue generated by the clinician research teams during this period. To date, patient accrual, and income derived from the treatment of those patients, has been dependent to a great extent, on a public relations effort, which resulted in extensive media exposure. Our revenues have fluctuated depending on the timing of media exposure.

Costs and Expenses

      Operating expenses increased to $1,269,564 from $894,518 when comparing the year ended December 31, 1999 to the year ended December 31, 1998, an increase of $375,046 or 42.0%. This increase was due to higher medical supplies costs, which increased by $224,515 for the year ended December 31, 1999 versus the previous year and higher general and administrative expenses, which increased by $150,531 for the year ended December 31, 1999 versus the previous year. The increase in medical supplies costs were primarily due to an increase in revenue as well as an increase in licensing fees in connection with certain equipment. The increases in general and administrative expenses were primarily due to addition of the salary of our Chief Financial Officer, Shraga David Aranoff, whose employment began in August 1998, as well as overall wage increases and insurance premium increases.

Net Income (Loss)

      For the year ended December 31, 1999, we had reflected net income of $18,106. For the year ended December 31, 1998, we had net income of $52,737 ($.01 per share). The decrease in net income in 1999 was due to the increase in costs and expenses described above.

Liquidity and Capital Resources

      At September 30, 2000, our balance sheet reflected cash of $1,534,000, working capital of $1,916,000 and a current ratio of approximately 10 to 1. At our year end of December 31, 1999, the balance sheet reflected cash of only $19,000, working capital of $406,000 and a current ratio of 6.5 to 1. The primary reason for the positive increase in our liquidity was the completion of a private placement of common stock in September 2000, which resulted in net cash proceeds of approximately $1,900,000.

      We believe that our cash on hand and revenues we expect to generate from our business will be sufficient to fund our operations for at least the next 12 months. Further, we are not aware of any material trend, event or capital commitment that would potentially adversely affect liquidity.

                                    BUSINESS

General

      EDG Capital was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until it acquired ISI, EDG Capital had not engaged in any business operations.

Acquisition of ISI

      On September 13, 2000, EDG Capital acquired 100% of the outstanding capital stock of ISI. The acquisition of ISI was effected pursuant to an Agreement and Plan of Merger dated September 8, 2000, by and among EDG Capital, MRM Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of EDG Capital, and ISI. On September 13, 2000, MRM Merger Sub, Inc. was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG Capital.

      Pursuant to the Agreement and Plan of Merger, all of ISI's outstanding common stock, excluding its treasury stock, which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of EDG's common stock. Simultaneously with the closing of the acquisition, EDG effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and raised gross proceeds of $2,100,000 in a private placement to accredited investors of 2,603,844 shares of common stock at a price of $.8065 per share.

      At the closing of the acquisition of ISI, the existing board of directors of EDG Capital resigned, the board was increased to six persons and six new directors were appointed to fill the vacancies on the board.

      Subject to shareholder approval, we intend to amend EDG Capital's certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

Operations

      We specialize in developing and testing nuclear pharmaceuticals and patented use and delivery systems for cancer treatment. Our business operations consist of nuclear pharmaceutical research and development and management of research medical groups. In addition, we are participating in the execution of third-party pharmaceutical company clinical trials.

      Our nuclear pharmaceutical activities include development of our Radioactive Cisplatin and colloidal P-32/MAA proprietary technologies and development of other non-proprietary oncological protocols. Non-radioactive cisplatin is a top-selling drug used to treat cancerous tumors. Standard cisplatin works by integrating itself into the DNA of tumor cells. Improving upon that legacy, our researchers carried out diagnostic studies to determine the best method of integrating the radioactive drug with cancer. Our patented Radioactive Cisplatin may enhance treatment of cancerous tumors by delivering radioactivity directly to the tumor cells' DNA, thereby increasing tumor kill. We have retained a third party to prepare an Investigational New Drug Application for us to file with the Food and Drug Administration. Filing of this application is the first step in seeking FDA approval to begin clinical trials of the drug for use in treatment of liver, pancreatic, lung, bladder, ovarian, brain, and head and neck cancer.

      We also have a patented colloidal P-32/MAA use and delivery system for use in treatment of solid cancerous tumors. The system uses a protective albumin integration (macro-aggregated albumin, or MAA) to allow direct injection of colloidal P-32/MAA radioactive isotope into tumors without damaging healthy surrounding tissue. This direct injection of colloidal P-32/MAA radioactive isotope delivers over 300 times the normal radiation dosage available through conventional external beam radiation without debilitating side effects. The system also allows treatment throughout the tumor to microscopic cells that are often unreachable with standard radiation methods. We have conducted Phase I and II National Cancer Institute-listed clinical trials of colloidal P-32 in various treatment applications, including pancreatic, lung, colon, head and neck and brain cancers. In our treatment program P-32/MAA is used in higher doses and for different indications than currently approved by the FDA. We have submitted an Investigational New Drug (IND) Application to the FDA for permission to evaluate the higher doses of P-32 in combination with macro-aggregated albumin in patients with brain and pancreatic cancers. We plan to market this technology through the distribution of kits, establishment of training centers and further licensing of the technology. At this time, Phase II studies on pancreatic cancer are near completion. We expect that when patient accrual is complete, the data will be published in peer-reviewed journals. We anticipate that licensing and distribution will commence upon approval of a New Drug Application.

      In conjunction with our nuclear pharmaceutical development activities we license use of our Radioactive Cisplatin and colloidal P-32/MAA technologies and offer full service business, financial and marketing support to medical groups in the New York metropolitan area led by professional research technology teams. Pursuant to long-term contracts with these medical groups, we offer business, financial and marketing support to them while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. Administrative and licensing fees from these managed medical groups have generated approximately $1,800,000 in gross revenues for us in the past two years. In addition, some of these managed medical groups are conducting clinical trials for third-party pharmaceutical companies. We believe that our management of these medical groups gives us stability and resources that distinguish us from many of our biotechnology competitors.

Nuclear Pharmaceutical Research and Development

      Cancer and Chemotherapy

      Cancer is a disease involving the reproduction and division of the body's cells. Normally, all cells divide and reproduce themselves in a controlled manner. In cancer, however, cells multiply uncontrollably and form a lump (known as a tumor) or excess white blood cells, as in leukemia. Occasionally cancer cells break away from a tumor and travel to other parts of the body via the bloodstream or the fine channels of the lymphatic system. When these cancer cells reach other parts of the body they may settle and start to develop into new tumors, known as secondary cancers or metastases.

      Chemotherapy is the use of anti-cancer (cytotoxic) drugs to destroy cancer cells. A typical chemotherapy treatment involves one or several drugs from an array of about 50 different available drugs. Chemotherapy drugs work by inhibiting a cancerous cell's ability to divide and reproduce itself, so that it eventually dies. Unfortunately, chemotherapy drugs may also affect normal cells in the body and cause unpleasant side effects which typically disappear shortly after treatment completion.

      Using our patents, we are developing the following two anti-cancer technologies:

      Radioactive Cisplatin (CisPt195) Technology

      Barnett Rosenberg, a biophysicist at Michigan State University, first discovered non-radioactive cisplatin's potential as an anti-cancer agent in 1961. While testing electromagnetic effects on cell division, Mr. Rosenberg discovered that dichlorodiamineplatinum, known as cisplatin, blocked the division of cells exposed to the drug. Over the next 18 years, scientists worldwide researched and developed cisplatin, hoping that the drug would control cancerous cells' unchecked division. Researchers found that the drug not only slowed cell division, but also slowed the repair of radiation-induced damage, shrinking cancerous tumors, allowing more oxygen to reach cells, and sensitizing the cells to further radiation treatments. Cisplatin went on to become a top-selling cancer drug used in the treatment of many cancerous tumors. Improving upon that legacy, our researchers carried out diagnostic studies to determine the best method of integrating the radioactive drug with cancer.

      We believe that our radioactive version of cisplatin will increase success in treating many forms of cancer. Our researchers believe that Radioactive Cisplatin may enhance treatment of cancerous tumors by delivering radioactivity directly to the tumor cells' DNA, thereby increasing tumor kill. In July 2000, Iso-Tex Diagnostics, a Texas based radio-pharmaceutical company, informed us that it had successfully produced and tested a batch of CisPt195, and it believed it will be able to provide us with the materials we will need to commence clinical trials. We intend to file an Investigational New Drug Application with the FDA to begin clinical trials as soon as practicable.

      Colloidal P-32/MAA Use And Delivery Systems

      Our colloidal P-32/MAA use and delivery systems use a protective albumin integration to allow direct injection of P-32/MAA radioactive isotope into tumors without damaging healthy surrounding tissue. This direct injection delivers over 300 times the normal radiation dosage available through conventional external beam radiation without debilitating side effects. Moreover, the radioactive albumin is distributed evenly throughout the tumor to microscopic cells that are often unreachable with standard radiation methods.

      The medical research groups that we manage have used our nuclear-isotope use and delivery system to assist in treating lethal cancers at the Center for Molecular Medicine and Center for Neuro-Oncology. In addition, four other centers conducting clinical trials in the United States and two centers conducting research in Europe are using the technology with our permission. The studies have included the treatment of non-respectable pancreatic cancer, high-grade brain tumors, non-small cell lung cancer, recurrent colon cancer and head and neck tumors. In conjunction with these studies, physicians associated with the group practices that we manage have conducted more than 600 colloidal P-32/MAA infusion procedures during the past nine years. National Cancer Institute listed Phase I/II clinical trials of our colloidal P-32/MAA brachytherapy treatment for non-respectable pancreatic cancer and other solid tumors have produced promising results. Phase I results achieved a median survival of one year, comparing favorably with Gemzar(R), a chemotherapeutic drug produced by Eli Lilly and Company that has a 5.7-month median survival. Subsequently, our ongoing Phase II study has yielded significant interim data. our longest pancreatic cancer survivor in Phase II is cancer free more than five years after receiving our treatment. We plan to market this technology through the distribution of kits, establishment of training centers and further licensing of the technology. At this time, Phase II studies on pancreatic cancer are near completion. We expect that when patient accrual is complete, the data will be published in peer-reviewed journals. We anticipate that licensing and distribution will commence upon approval of a New Drug Application.

      During 1999 and 2000, we spent an aggregate of approximately $2,250,000 on research and development activities.

Managed Research Operations

      In conjunction with our nuclear pharmaceutical activities, we license use of our Radioactive Cisplatin and colloidal P-32/MAA technologies and offer full service business, financial and marketing support to medical groups in the New York metropolitan area. These groups are led by professional teams trained in advanced research technologies, including radiation oncology, immunology, neurosurgery, neuro-oncology and medical oncology. Pursuant to long term contracts with these medical groups, we assist with office and equipment procurement, non-medical personnel hiring, administrative support, billing, receivables collection and regulatory compliance while they conduct research and treat patients using our technologies and traditional cancer treatment techniques.

      Administrative and licensing fees from our managed research activities generated approximately $1,800,000 in gross revenues in the last two years. This revenue stream has permitted us to develop products and treatment protocols while limiting the enormous debt loads typical in development of oncological protocols. We believe that our management of these medical groups gives us stability and resources that distinguish us from many of our biotechnology competitors.

      We have entered into long-term contracts with three medical research groups and are pursuing agreements with several others:

      Radiation Oncology Research Group

      In December 1997, we entered into an exclusive, full service, 30 year management agreement with Stanley E. Order, MD, PC, d/b/a Center for Molecular Medicine, for medical research and treatment licensing in the field of radiation oncology. The agreement provides for fees to be paid to us weekly and monthly (including arrears). The fees are based on our cost to provide the following services: treatment and laboratory space, furnishings and equipment, medical supplies and medicines, clerical non-medical services and staff, managerial and administrative services, consulting and billing and collection. In addition, we also license our patents to the Center for Molecular Medicine.

      Dr. Stanley Order is an internationally acclaimed radiation oncologist. He is a past president of the American Society for Therapeutic Radiation and Oncology, a former professor at Harvard Medical School, a past Chairman of the Radiation Oncology Department at Johns Hopkins University School of Medicine, a past professor at the Robert Wood Johnson School of Medicine, and most recently was appointed a clinical professor at the Stony Brook University Medical School.

      Wayne S. Court, Ph.D., M.D., a noted radiation oncologist with a Ph.D. in immunology, was an Assistant Professor at Wayne State University, served as a resident under Dr. Order at Johns Hopkins, and is an author of numerous articles, abstracts and protocols. Dr. Order and Dr. Court are presently conducting their research at the Center for Molecular Medicine in Garden City, New York.

      Neurosurgery / Neuro-Oncology Research Group

      In November 1999, we entered into a 30 year management agreement with Mitchell E. Levine, MD, PC, d/b/a Center for Neuro-Oncology, for medical research and treatment licensing in the fields of neurosurgery and neuro-oncology. Dr. Mitchell Levine is a neurosurgeon with nearly two decades' experience in the surgical management of patients with malignant brain tumors. He is currently the Director of Neurosurgery at New York Hospital, Queens, an attending physician at North Shore University / Long Island Jewish, and a Clinical Assistant Professor in the Department of Neurosurgery at New York University.

      In January 2000, the Center for Neuro-Oncology, in conjunction with Dr. Wayne Court and the Center for Molecular Medicine, commenced National Cancer Institute listed clinical trials using our patented nuclear isotope delivery technique in recurrent glioblastoma-multiforme, a lethal form of brain tumor. We have licensed our patents to the Center for Neuro-Oncology. The treatments are being performed at Long Beach Medical Center, Long Island, New York. The hospital has purchased and installed stereotaxic framing equipment to accommodate the procedure.

      Medical Oncology / Hematology Research Group

      In August 2000, we entered into a 30 year management contract with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology, for medical research and treatment in the fields of medical oncology and hematology. We have also licensed our patents to New York Medical Oncology, P.C. We commenced our management of this research group on September 1, 2000.

      Dr. Ira Braunschweig, the group's principal physician, is a research-oriented medical oncologist trained at New York University School of Medicine. He completed a dual residency at Memorial Sloan Kettering Cancer Center and North Shore University Hospital in New York and was a post-graduate fellow and instructor of medicine at the M.D. Anderson Cancer Center at the University of Texas until September 2000, when he returned to New York to head New York Medical Oncology, P.C., conduct research, and participate in ISI clinical studies.

      We hope to capture significant additional revenue through medical oncology referrals that we presently outsource. In addition, by securing a management relationship with a medical oncology R&D team, we hope to help the other medical groups that we manage improve their research data, quality care and patient control through integration of modalities.

      Long Beach Medical Center

      We are currently formulating a plan that should allow us to negotiate a multi-level agreement with Long Beach Medical Center, Long Island, New York, to privatize areas within the hospital for use by our research medical groups and to aid Long Beach Medical Center in a fundraising effort. Long Beach Medical Center has agreed in principle to allow us to privatize an area within the hospital, which will be designated as leased research and treatment space for our medical oncology research group, New York Medical Oncology, PC. We also may make our physician researchers available for speaking engagements, with a view towards raising funds for Long Beach Medical Center in order to establish a "state of the art" cancer center. We intend to supply Long Beach Medical Center with a list of potential contributors for this project. We cannot assure you however, that we will be able to obtain a definitive agreement with Long Beach Medical Center.

      The management of medical research groups is subject to sophisticated and complicated governmental regulation. The regulations are susceptible to varying interpretations. Although we have engaged outside counsel on numerous occasions in the past, especially for our medical research group management agreements, there can be no assurance that we are in compliance with these regulations as they are, or may be, interpreted in the future by governmental authorities. Any such adverse interpretations could have a material adverse affect on our business to business operations and financial condition.

      We cannot assure you that our existing or future management agreements will lead to the development of technology candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to protect the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Third Party Pharmaceutical Clinical Trials

      ISI's Radiation Oncology Research Group has recently been approved as a site for ImClone Systems Inc.'s national clinical trials of Cetuximab (C225). An ImClone sponsored antibody study is now open for patient accrual. This is a Phase III study for patients with locally advanced squamous cell cancer of the head and neck.

      ISI's Medical Oncology / Hematology Research Group has recently been approved as a site for Dendreon Corporation's national clinical trials. A Dendreon sponsored immune therapy study is now open for patient accrual. This is a Phase III study for patients with hormone refractory prostate cancer. The phase II study has been recently published in the Journal for Clinical Oncology with an accompanying editorial.

      In addition, we hope to collaborate with several other pharmaceutical companies through relationships we have fostered with the medical research groups that it manages. We cannot assure you, however, that we will obtain agreements to participate in clinical trials in conjunction with these companies.

      The testing, manufacturing, marketing and distribution of biopharmaceutical products carries a material risk of product liability. We do not currently have product liability or clinical studies liability insurance. Lack of or inadequate insurance coverage may materially and adversely affect our business operations and financial condition if there is a successful product liability plan.

Business Strategy

      We hope to accomplish the following short-term goals:

      o Continue accruing patients and conducting FDA clinical trials for our P-32/MAA technology.

      o     Commence clinical trials for Radioactive Cisplatin.

      o Help the medical groups that we manage achieve their revenue capacities in order to fund research. We intend to accomplish this by launching a public relations and radio advertising campaign on their behalf, in select United States markets.

      o Enable the medical groups that we manage to perform oncology research and treatment that they have been outsourcing by constructing a state of the art medical oncology suite in space leased from Long Beach Medical Center.

      o Upgrade and further develop the existing website that we have created for our medical research groups, located at http://www.cancerhelpcenter.com. We are enhancing this website to reflect the multi-modality research and treatment being offered by our medical research groups. We anticipate that the website will be made interactive to assist in national and international patient accrual for the ongoing clinical trials.

      o Develop a second, corporate website using the registered domain name http://www.isotopesolutions.com. We are actively working with a web design group to produce a corporate website to disseminate information about our corporation, and its technologies and management clients, over the Internet. In addition, we intend to translate both our corporate and medical research websites into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      o     Expand clinical trial activities for major pharmaceutical companies.

      We intend to remain focused on the following long-term goals:

      o Establish the efficacy of Radioactive Cisplatin and establish a marketing and distribution partnership with a major pharmaceutical company.

      o Develop colloidal P-32/MAA kits and a physician-training program to license to other cancer centers and hospitals.

      o Research and develop new therapeutic nuclear pharmaceuticals and technologies.

      o Expand our relationship with Long Beach Medical Center to provide cutting edge cancer treatment facilities for lease to managed medical groups in order to accelerate our research and bring our drugs and delivery systems to market.

      o Contract with additional medical groups in urology and interventional radiology to conduct clinical trials in the treatment of prostate cancer and liver cancer.

Patents and Proprietary Rights

      We believe that adequate protection of our proprietary technology is a vital aspect of our business activities. Consequently, we pursue patent protection for our proprietary technology in the United States and in foreign countries to the extent we deem necessary to protect development of our technologies.

      ISI is the assignee of three U.S. patents:

      Patent No. 5,424,288 was issued on June 13, 1995, for proprietary technology regarding use of a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorous." The application for this patent was a continuation-in-part of application Ser. No. 08/183,463, filed on Jan. 19, 1994, entitled "Method and Compositions for Delivering Cytotoxic Agents to Cancer."

      Patent No. 5,538,726 was issued on July 23, 1996, for proprietary technology regarding a "Method and Compositions for Delivering Cytotoxic Agents to Cancer."

      Patent No. 6,074,626 was issued on June 13, 2000, for proprietary technology regarding use of "Radioactive Cisplatin in the Treatment of Cancer."

      It is important to note that other public and private institutions may have obtained, or filed applications for, patents that we may need for development of our products. We cannot know the scope or validity of such patents, the extent that we may desire to acquire licenses under such patents, or the availability of such licenses upon terms that are acceptable to us. We cannot assure you that any of our United States patents will not be invalidated, circumvented, challenged or licensed to others. Similarly, we cannot assure you that our U.S. patents will give us a competitive advantage or that any of our pending or future patent applications will provide the scope of proprietary coverage that we need. We also cannot assure you that others will not develop similar or superior technologies, or circumvent our proprietary rights through new designs. In addition, we may be unable or unwilling to obtain effective patent, trademark and trade secret protection in certain foreign countries. We cannot assure you that we will be able to protect our proprietary technologies and our inability to do so may materially and adversely affect our business operations.

Government Regulation

      United States and international government regulation of the biopharmaceutical industry is a significant factor in our activities, particularly our research and development activities. In the United States the Food and Drug Administration oversees clinical testing, manufacturing, marketing approval and promotion of our products for human therapeutic use through rigorous mandatory procedures and safety. The FDA requires satisfaction of several procedures before it will approve a pharmaceutical product for sale in the United States. These include preclinical tests, submission of an application for an Investigational New Drug which must become effective before commencing human clinical trials, thoroughly documented and supervised human clinical trials to determine drug safety and efficacy in its intended application, submission and acceptance of a New Drug Application in the case of drugs, or a Biologics License Application in the case of biologics, and approval of the New Drug Application or Biologics License Application before commercial sale or shipment of the drug or biologic. Each domestic drug manufacturer also must be registered or licensed with the FDA. Domestic manufacturers are also subject to inspections by the FDA and by other federal, state and local agencies and must comply with the FDA's Good Manufacturing Practices.

      Clinical trials are typically conducted in three sequential phases, which may overlap. Phase I clinical studies test dosage and tolerance upon initial introduction of the drug to humans. Phase II clinical studies document evaluation of drug safety and efficacy. Phase III trials document large scale evaluation of drug safety and efficacy and typically use much larger patient pools, depending on the type of marketing approval that is sought.

      Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources. The FDA may grant approval of a drug for a particular indication or may grant approval pending further post-marketing testing. In addition, further clinical studies may be required to provide additional safety data or to gain approval for a product application that is different from the product application that was approved originally.

      International biopharmaceutical product sales and distribution are subject to widely varying regulatory requirements. Generally, the European Union has coordinated its member states' common standards for clinical testing of new drugs. Due to differences in regulatory restrictions in the European Union and other foreign jurisdictions, the time required to obtain regulatory approval from a foreign country's regulatory agencies may be longer or shorter than that required for FDA approval.

      Many of our research, development and clinical processes involve the controlled use of small amounts of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in our research and development activities and our manufacturing of clinical trial materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our insurance coverage or available resources.

      The health care industry is subject to extensive federal, state and local laws and regulations that are not always clear or consistently applied, and compliance may impose a burden on our operations. Violation of applicable laws or regulations or involvement in any judicial or regulatory proceeding, regardless of its merit, could have a material adverse affect on our business, operating results and financial condition. Government legislation regulating health care may materially affect the biopharmaceutical industry's profitability. Federal, state and local officials and legislators, as well as foreign government officials and legislators, have discussed a variety of health care system reforms that may affect our revenues. We cannot assure you that changes in government regulation of health care system will not materially and adversely affect our business.

Competition

      Competition in the biopharmaceutical industry and the cancer treatment technology area is intense. Factors such as technology performance, patient compliance, physician acceptance, ease of use, safety, price, marketing, distribution and adaptability of administration are crucial to capturing market position in our industry. Competition may also be based on other companies' development of alternative products and approaches for the treatment, diagnosis or prevention of the same diseases as our products.

      Competition from other companies is affected by scientific and technological factors, the availability of patent protection, the ability to commercialize technological developments, the ability to obtain government approval for testing, manufacturing and marketing and the economic factors resulting from the use of those products. Many companies, both public and private, including well-known pharmaceutical and chemical companies, virtually all of which have greater capital resources than we do, are seeking to develop cancer treatment technologies similar to ours. In addition, colleges, universities, and public and private research institutions are similarly seeking to establish proprietary rights to these product technologies.

      We face established and well-funded competition from other companies developing cancer treatment technologies. More specifically, we face competition from other companies developing nuclear or radio-pharmaceuticals for therapeutic purposes. These competitors include NeoRx Corporation, Cytogen Corporation, and MDS Nordion. These companies generally use yttrium-90 based delivery systems for treatment of various cancers. To our knowledge, we have no competitors that are developing nuclear or radio-pharmaceuticals that parallel our technologies.

      Many of our competitors are more familiar with pre-clinical and clinical product development, as well as government regulatory processes, than we are. The biopharmaceutical products that we are developing compete with existing and new drugs designed by established pharmaceutical, chemical, and academic entities worldwide. Our competitors may have, or may develop and introduce, new products that would render our technologies and products under development less competitive, uneconomical or obsolete. Our failure to compete effectively may materially and adversely affect our business, operating results, and financial condition.

Marketing

      We currently promote our services through our managed research medical groups' activities and their joint website, www.cancerhelpcenter.com, which receives approximately 7,500 hits per week.

      The medical research groups that we manage have treated over 500 patients in the last three years. We intend to increase marketing efforts to help these research groups achieve greater market recognition.

      We are in the process of upgrading and further developing the website that we have created for our physician research groups, located at http://www.cancerhelpcenter.com. We are enhancing this website to reflect the multi-modality research and treatment being offered by our medical research groups. We anticipate that the website will be made interactive to assist in national and international patient accrual for the ongoing clinical trials. In addition, we intend to translate our medical website into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      We are developing a second, corporate website using the registered domain name http://www.isotopesolutions.com. We are working with a web design group to produce a corporate website, to disseminate information about our corporation, and its technologies and management clients, over the Internet. We intend to use this website to obtain market and user information about our technologies and potential management clients. We plan to pursue contracts with various companies and consultants to increase visibility of its management services on major Internet search engines. We also intend to translate our corporate website into foreign languages to gather and disseminate market information regarding our technologies and potential management clients in Asia and the Middle East.

      We have limited experience in marketing biopharmaceutical products. We cannot assure you that we will be able to expand our marketing capabilities successfully. Our inability to establish adequate marketing capabilities may materially and adversely affect our business operations.

Employees

      We have two full-time management employees, three full-time administrative employees and one part-time administrative employee. None of our employees is currently covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

      Through ISI, we lease 1,533 square feet of office space on the second floor of 700 Stewart Avenue, Garden City, New York, on a month-to-month basis. The monthly rent is $4,108. We also pay a licensing fee of $25,000 per month to Nassau Radiologic Group, PC, for the use of its equipment, office space and technical support staff at 700 Stewart Avenue (main floor), and at 765 Stewart Avenue, Garden City, New York. This fee is reviewed annually. Nassau Radiologic Group is one of the largest diagnostic and therapeutic radiology facilities in the New York metropolitan area. Our licensing agreement with Nassau Radiologic Group permits us to utilize their full resources in order to perform our managed research medical groups' treatment protocols.

Legal Proceedings

      We are not currently involved in any material litigation or legal proceedings and we are not aware of any potentially material litigation or proceeding threatened against us.

                              SELLING SHAREHOLDERS

      The following table sets forth:

      o The number of shares currently beneficially owned by each selling shareholder,

      o The number of shares owned by each of them being offered for sale in this prospectus, and

      o The number of shares to be owned by each selling shareholder after the sale of all of the shares offered by this prospectus.

None of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours, except that

      o     Jay Haft is one of our directors;

      o G-V Capital Corp. acted as the exclusive private placement agent for the private placement in September 2000 in which we raised $2,100,000 of gross proceeds;

      o Richard Friedman and Jeff Markowitz introduced EDG Capital to ISI and received a finder's fee in connection with EDG Capital's acquisition of ISI;

      o     Davis & Gilbert LLP is our corporate and securities counsel;

      o Edwin Green was the president, treasurer and chairman of EDG Capital from its inception until January 2000;

      o Linda Green was a director of EDG Capital from its inception until September 2000 and the president and treasurer of EDG Capital from January 1999 until September 2000;

      o Seth Green was a director of EDG Capital from its inception until September 2000; and

      o Lawrence Kaplan and Stanley Kaplan are principals and executive officers of G-V Capital Corp.

      The information included below is based on information provided by the selling shareholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold.


                                             Shares
                                          Owned Before                            Shares Owned
Name                                        Offering        Shares Offered       After Offering
----                                      ------------      --------------       --------------
Jerry Agam                                   25,000              25,000                      0
Ender Agirnasli, Trustee,                    25,000              25,000                      0
     Apparel Trading International
     Retirement Fund
David Baron                                  12,500              12,500                      0
Nancy Barrick                                45,147              40,000                  5,147
Andrew M. Blum                               10,000              10,000                      0
Michael Brier                                 5,000               5,000                      0
Brent Burns and Erin McCoy                   12,500              12,500                      0
Ross J. Burns                                12,500              12,500                      0
Steven C. Burns                              98,186              98,186                      0
William Paul Campanile                        5,000               5,000                      0
Mary Ann Casale                               5,000               5,000                      0
Sandra Chiat                                 25,000              25,000                      0
Daniel J. Crowley                            37,500              37,500                      0
Dennis D'Mato                                10,000              10,000                      0
Richard Feldman                             200,000             200,000                      0
Lawrence K. Fleischman                       62,000              62,000                      0
Diane Friedman                                5,000               5,000                      0
Richard Friedman                            384,267 (1)         354,898 (1)             29,369
Galt Asset Management LLC                    75,000              75,000                      0
Scott Gottesman                              20,000              20,000                      0
Edwin Green                                  15,439              15,439                      0
Linda Green                                  35,439              35,439                      0
Seth Green                                    1,287               1,287                      0
Denis J. Guerin                               5,000               5,000                      0
Jay Haft                                     50,000 (2)          50,000                      0 (2)
France Harvey                                 5,000               5,000                      0
Andrew M. Kaplan                             91,463              91,463                      0
David Kaplan                                 40,000              40,000                      0
Eileen A. Kaplan                            280,000             280,000                      0
Jerry Kaplan                                 40,293              30,000                 10,293
Lawrence Kaplan                             441,283 (3)         421,704 (3)             19,579
Lawrence and Helaine Kaplan                  18,000              18,000                      0
Michelle Kaplan                              30,000              30,000                      0
Robert and Christi Kaplan                    30,000              30,000                      0
Stanley A. Kaplan                            29,579 (3)          10,000 (3)             19,579
Stephen B. Kaplan                            40,000              40,000                      0
Anne S. Klein                                11,658              11,658                      0
Stewart L. Krug                              10,000              10,000                      0
Gary Kusiak and Edward Kusiak                10,000              10,000                      0
Gary Kusiak                                   5,000               5,000                      0
Karen E. Lalli                                5,000               5,000                      0
Jack Lambert                                 10,000              10,000                      0
Melvin Lax                                   25,000              25,000                      0
Michael J. Lemondes                          10,000              10,000                      0

June Levine                                   5,000               5,000                      0
Mitchell Levine                              25,000              25,000                      0
Elysa B. and Harry Levinson                  12,500              12,500                      0
KKC LLC                                      60,000              60,000                      0
Richard and Nechama Lowinger                 25,000              25,000                      0
Jeffrey Markowitz                           309,267 (1)         279,898 (1)             29,369
Michael Miller                               62,000              62,000                      0
Earnco MPPP                                  12,500              12,500                      0
Camellia and Fahed Nammour                   10,000              10,000                      0
Neil Ragin                                   30,147              25,000                  5,147
Edmond and Anne J. O'Donnell                 81,579 (4)          62,000                 19,579 (4)
Pyrenees Capital Limited                     25,000              25,000                      0
Leo and Phyllis Rishty                       10,000              10,000                      0
Alfred A. Romano                             50,000              50,000                      0
Ann Denise Rubino                             5,000               5,000                      0
Lawrence J. and Camille S. Rubenstein        30,000              30,000                      0
David Silberstein                            25,000              25,000                      0
Leonard and Carole Silverman                 25,000              25,000                      0
Sheldon Sinett                                5,000               5,000                      0
Todd Sinett                                   5,000               5,000                      0
Charles and Linda Sobel                      12,500              12,500                      0
Donald Tuck                                  20,000              20,000                      0
Pasquale N. Tullo                            25,000              25,000                      0
Hal Tunick                                   37,500              37,500                      0
Ursuline Co.                                 50,000              50,000                      0
Wayne S. Court, Trustee for Living Trust     25,000              25,000                      0
Peter Wolf                                  100,000             100,000                      0
G-V Capital Corp.                            55,797 (5)         55,797                       0 (5)
Davis & Gilbert, LLP                         63,387              63,387                      0
Moreton Binn                                216,987             216,987                      0

----------

(1) Includes 27,898 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.

(2) Does not include 30,000 shares of common stock issuable upon exercise of options that are not currently exercisable.

(3) Does not include 55,797 shares of common stock issuable upon exercise of warrants held by G-V Capital Corp., of which Mr. Kaplan is a principal.

(4)   Edmond O'Donnell is the sole owner of 19,579 of these shares.

(5) Includes 55,797 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling shareholders, or by their transferees or other successors, as market conditions may permit. The selling shareholders have not entered into any underwriting arrangements. We are unable to predict when, if at all, any of the selling shareholders will sell the shares, as sales will be made solely at the discretion of each selling shareholder. The sale of the shares by the selling shareholders and/or their transferees or other successors may be effected in one or more transactions that may take place on the OTC Bulletin Board, in privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o face-to-face transactions between sellers and purchasers without a broker-dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. They may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. The selling shareholders and brokers and dealers engaged by them and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling shareholder will sell any or all of the shares described herein, and any selling shareholder may transfer, devise or gift such securities by other means not described herein.

      We have advised each of the selling shareholders that in the event of a distribution of its shares, the selling shareholders and any broker or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M.

      We have agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of underwriting discounts and selling commissions and fees and expenses of counsel to the selling shareholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements.

      We have agreed to indemnify the selling shareholders, or their transferees or successors against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 722 of the Business Corporation Law of New York grants each New York corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation and bylaws provide for the indemnification of our officers, directors, employees and agents to the fullest extent permitted by the Business Corporation Law of New York. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EDG Capital pursuant to the provisions of New York law and our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   MANAGEMENT

      Our directors and executive officers are as follows:

      Name                     Age      Title
      ----                     ---      -----

      Jack Schwartzberg         65      Chief Executive Officer, President, and
                                        Chairman of the Board of Directors

      Shraga David Aranoff      32      Chief Operating Officer, Vice President,
                                        Treasurer and Director

      Jay M. Haft               64      Director

      Stanley F. Barshay        61      Director

Jack Schwartzberg has served as our Chairman of the Board, Chief Executive Officer, and President since September 13, 2000. He has been Chairman of the Board, Chief Executive Officer and President of ISI since November 1997. He served as a Vice President of Complete Management, Inc., a New York Stock Exchange physician practice management company, from 1994 to June 1997 and as a marketing consultant to Complete Management, Inc. from June 1997 to October 1997. Mr. Schwartzberg was president and publisher of Madison Avenue Magazine and Runway New York Publishing Company from 1976 to 1993. Mr. Schwartzberg practiced law as a partner in the law firm of Schwartzberg & Sack from 1963 to 1976. He holds a J.D. degree from Brooklyn Law School and a B.A. degree from Hunter College. Mr. Schwartzberg was also a commissioned officer in the United States Navy, serving as Commanding Officer of the United States Naval Base in South Portland, Maine from 1957 to 1960.

Shraga David Aranoff has served as our Chief Operating Officer and Vice President and as a Director of EDG Capital since September 13, 2000 and as our Treasurer since September 25, 2000. He has been Chief Operating Officer and Vice President of ISI since August 1998. He served as a consultant to ISI from ISI's inception in November 1997 and joined ISI on a full-time basis in August 1998. Mr. Aranoff was Director of Medical/Legal Affairs for Complete Management, Inc. from October 1996 through July 1998. He was an attorney with the law firm of Slotnick, Shapiro & Crocker, LLP from August 1994 to September 1996. From 1991 to 1994, Mr. Aranoff was a law student. From 1989 to 1991 Mr. Aranoff was a programmer analyst for Goldman Sachs & Company. He holds a J.D. from Benjamin N. Cardozo School of Law and a B.S. degree, summa cum laude, in Computer Science from Brooklyn College.

Jay M. Haft has served as a director of EDG Capital since September 13, 2000. He has acted as a strategic and financial consultant for growth stage companies since 1993. He is also currently of counsel to Parker Duryee Rosoff & Haft, a law firm of which he was a partner from 1989 to 1994. He has been a managing general partner of GenAm "1" Venture Fund, an international venture capital fund, since 1988. He is a director of Robotic Vision Systems, Inc., NCTI Group, Inc., DCAP Group, Inc., Encore Medical Corporation, DUSA Pharmaceuticals, Inc., Oryx Technology Corp. and Thrift Management, Inc. He is a Trustee of Florida International University and a Trustee of the Wolfsonian Museum. He is a graduate of Yale College and Yale Law School.

Stanley F. Barshay has served as a director of EDG Capital since January 15, 2001. He retired in 1997 as Senior Vice President of American Home Products Corporation, where he was employed for 32 years in various capacities. He was President of the Whitehall Laboratories division of American Home Products Corporation from 1978 to 1986. He served as Vice President of American Home Products Corporation from 1975 to 1977. He was the President of its Boyle-Midway Household Products Corporation subsidiary from 1972 to 1974 and he held various other positions with Boyle-Midway from 1964 to 1971. He holds a B.S. in Business Administration from Long Island University. Mr. Barshay serves on the Executive Committee of the Board of Trustees of Long Island University. He also serves on the Boards of Directors of the Council on Family Health, Nice-Pak Corp., and J.C.C.A.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer for services rendered by him in all capacities for the fiscal years ended December 31, 2000, 1999 and 1998 and to our Chief Operating Officer for services rendered by him in all capacities for the fiscal year ended December 31, 2000. There were no other executive officers whose total annual salary and bonus exceeded $100,000 for those fiscal years. We sometimes refer to Messrs. Schwartzberg and Aranoff in this prospectus as the Named Executive Officers.

-------------------------------------------------------------------------------------------------
                                      Annual Compensation
-------------------------------------------------------------------------------------------------
                                                   Salary         Bonus         Other Annual
Name and Principal Position           Year           ($)           ($)        Compensation ($)
-------------------------------------------------------------------------------------------------
Jack Schwartzberg                     2000         200,000         --             29,161(1)
Chairman, CEO and President           1999         200,000         --             30,673(1)
                                      1998         200,000         --             28,167(1)
-------------------------------------------------------------------------------------------------
Shraga David Aranoff                  2000         103,333         --             22,081(1)
Chief Operating Officer, Vice
President and Treasurer
-------------------------------------------------------------------------------------------------

----------

(1) Includes costs associated with a leased automobile and health benefits package.

Stock Option Grants

      The following table sets forth certain information about stock options granted during 2000 to the Named Executive Officers.

-------------------------------------------------------------------------------------------------------------------
                                                           Percent of Total
                             Number of Securities         Options Granted to     Exercise Price
Name                      Underlying Options Granted      Employees in 2000          ($/Sh)       Expiration Date
-------------------------------------------------------------------------------------------------------------------
Jack Schwartzberg                  175,000                      57.8%                $.8872           09/13/05
-------------------------------------------------------------------------------------------------------------------
Shraga David Aranoff               100,000                      33.0%                $.8065           09/13/10
-------------------------------------------------------------------------------------------------------------------

Stock Option Exercises and Holdings

      The Named Executive Officers did not exercise any options in 2000. The following table sets forth the number of shares of common stock underlying unexercised options held by the Named Executive Officers at December 31, 2000. At December 31, 2000, neither Named Executive Officer held any "in-the-money" stock options.

       ----------------------------------------------------------------
                                    Number of Securities Underlying
                                  Unexercised Options at December 31,
       Name                         2000 Exercisable/Unexercisable
       ----------------------------------------------------------------
       Jack Schwartzberg                       0/175,000
       ----------------------------------------------------------------
       Shraga David Aranoff                    0/100,000
       ----------------------------------------------------------------

Directors' Compensation

      All directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Directors are also eligible to be granted options to purchase shares of our common stock under our 2000 Long-Term Incentive Plan. Other than with respect to participation in the Plan and reimbursement of expenses, directors who are employees or officers or who are associated with EDG Capital do not receive compensation for service as directors.

Employment Agreements

      Effective September 8, 2000, EDG Capital and Jack Schwartzberg entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 180 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $200,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 175,000 shares of our common stock at a price of $.8872 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Schwartzberg may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Schwartzberg may terminate the employment agreement for "good reason," including the assignment to Mr. Schwartzberg of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the agreement, any other material breach by us of the employment agreement, Mr. Schwartzberg's removal as a director or a change in control of EDG Capital (as defined in the employment agreement). If the employment agreement is terminated by Mr. Schwartzberg for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Schwartzberg will be entitled to be paid his base salary and bonus through the later of September 7, 2004 or the 12-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

      Effective September 8, 2000, EDG Capital and Shraga David Aranoff entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 90 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $125,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 100,000 shares of our common stock at a price of $.8065 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Aranoff may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Aranoff may terminate the employment agreement for "good reason," including the assignment to Mr. Aranoff of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the employment agreement, any other material breach by us of the employment agreement, Mr. Aranoff's removal as a director or a change in control of EDG Capital (as defined in the employment agreement). If the employment agreement is terminated by Mr. Aranoff for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Aranoff will be entitled to be paid his base salary and bonus through the later of September 7, 2003 or the three-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

2000 Long-Term Incentive Plan

      In September 2000, our board of directors adopted, subject to the approval of our shareholders, the EDG Capital, Inc. 2000 Long-Term Incentive Plan. The Plan was established to enable EDG Capital and its subsidiaries to attract, retain and motivate employees, directors and consultants. The Plan authorizes the grant of individual incentive stock options or non-qualified options to purchase shares of our common stock. The maximum number of shares that may be issued under the Plan is 1,247,983, subject to adjustment in the event of stock splits, stock dividends, stock splits, split-ups, spin-offs, combinations or exchanges or any other change affecting the common stock. Unless we terminate it earlier, the Plan will expire on December 31, 2010. Employees, directors, advisory board members or consultants of EDG Capital or a subsidiary of EDG Capital are eligible to receive options under the Plan. The Plan is administered by our board of directors, which determines the persons to whom awards will be granted, the number of options to be granted and the specific terms of each grant. Under the Plan, no incentive stock option may be granted having a term of more than 10 years and an exercise price less than the fair market value of our common stock on the date of grant, and no incentive stock option having a term of more than five years and an exercise price less than 110% of the fair market value of our common stock on the date of grant may be granted to a person who holds 10% or more of our outstanding common stock.

      As of the date of this prospectus, options to purchase an aggregate of 673,000 shares are outstanding under the Plan.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth as of February 5, 2001 the number of shares of common stock beneficially owned by:

      o each person who is known by us to be the beneficial owner of more than five percent of our common stock;

      o     each of our directors; and

      o     all directors and executive officers as a group.

                                                                                        Percentage of
                                                         Amount and Nature               Outstanding
                                                           of Beneficial               Shares Owned(3)
Name and Address of Beneficial Owner(1)                    Ownership (2)       Before offering   After offering
---------------------------------------                  -----------------     ---------------   --------------
Jack Schwartzberg (4)                                        1,476,311             13.4%             13.2%
Shraga David Aranoff (5)                                       117,474              1.1%              1.1%
Jay M. Haft (6)                                                 50,000                *                 *
Stanley F. Barshay (7)                                               0                *                 *
Bruce Baron                                                  2,264,959             20.5%             20.3%
2509 Avenue U
Brooklyn, New York 11229
Robert G.M. Keating                                          1,020,496              9.2%              9.1%
105 Sixth Street
Garden City, New York 11530
Dennis Shields                                                 783,158              7.1%              7.0%
15 South Baylis Avenue
Port Washington, New York 11050
All directors and officers as a group (5 persons) (8)        1,643,785             14.9%             14.7%

----------

      *     Less than one percent.

      (1) The address of each of the persons named in the table, if not included under each person's name, is 700 Stewart Avenue, Garden City, New York 11530.

      (2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power for all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants or the conversion of convertible securities.

      (3) Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by the person (but not those held by any other person) and that are exercisable within 60 days of the date of this prospectus have been exercised or converted.

      (4) Does not include 175,000 shares subject to options that are not currently exercisable.

      (5) Does not include 100,000 shares subject to options that are not currently exercisable.

      (6) Does not include 30,000 shares subject to options that are not currently exercisable.

      (7) Does not include 30,000 shares subject to options that are not currently exercisable.

      (8) Does not include 335,000 shares subject to options that are not currently exercisable.

      Information contained in this table about stock ownership was obtained from our shareholders list, filings with governmental authorities, or from the named individuals, directors and officers.

                              CERTAIN TRANSACTIONS

      No member of our current management and no beneficial owner of five percent or more of our outstanding common stock has had any transactions with EDG Capital or ISI during the past year, nor proposes any such transaction, in which the amount involved exceeded $60,000, except as follows:

      Jack Schwartzberg, Shraga David Aranoff, directors and officers of EDG Capital, and Bruce Baron, Robert G.M. Keating and Dennis Shields, who each hold five percent or more of our outstanding common stock, received their shares of our common stock in exchange for their shares of ISI on September 13, 2000 in connection with EDG Capital's acquisition of ISI.

      As of September 8, 2000, Jack Schwartzberg and Shraga David Aranoff entered into the employment agreements with EDG described in the section of this prospectus entitled "Management".

      In connection with EDG Capital's acquisition of ISI, EDG Capital and each of Jack Schwartzberg, Robert G.M. Keating, Bruce Baron, Dennis Shields, Shraga David Aranoff and certain other former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives Messrs. Schwartzberg, Keating, Shields and Aranoff and the other former shareholders of ISI who signed the Registration Rights Agreement the right to have their shares of common stock of EDG included in any registration statement we file, except for the registration statement of which this prospectus forms a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

                            DESCRIPTION OF SECURITIES

General

      Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of February 6, 2001, there are 11,052,232 shares of common stock outstanding.

Common stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of our directors. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event we are liquidated or dissolved, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders. The holders of common stock have no preemptive or other subscription rights, and have no rights to convert their common stock into any other securities. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Upon exercise of outstanding warrants to purchase 111,593 shares that are offered by this prospectus and payment of the exercise price by the holders of the warrants, the shares issued will be validly issued, fully paid and nonassessable.

Registration rights and lock-up agreements

      We are filing this registration statement in part to fulfill our agreement with the purchasers of the 2,603,844 shares we sold in our private placement in September 2000 that we would register the shares sold in the private placement within 180 days after the closing. We have also agreed to include in the registration statement covering the shares sold in the private placement the 111,593 shares underlying the warrants issued to G-V Capital Corp., the placement agent, and its designees, 63,387 shares we issued in November 2000 to our corporate and securities counsel, 216,987 shares we issued in December 2000 to Moreton Binn, an individual, 104,000 shares we issued to two individuals as a finder's fee in connection with EDG Capital's acquisition of ISI and an aggregate of 495,332 shares held by persons who were shareholders of EDG Capital prior to its acquisition of ISI. Except with respect to 495,332 shares of EDG Capital that were outstanding prior to the merger, all of these securityholders have agreed not to sell their shares without the consent of G-V Capital Corp. for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement. The holders of 495,332 shares issued prior to EDG Capital's acquisition of ISI have agreed not to sell the shares without the consent of EDG Capital for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement.

      In connection with EDG Capital's acquisition of ISI, EDG Capital and each of the former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives the former shareholders of ISI the right to have their shares of our common stock included in any registration statement we file, except for the registration statement of which this prospectus is a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

Transfer agent

      Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, acts as transfer agent for our common stock.

Anti-takeover provisions in our charter documents

      Provisions in our bylaws may have the effect of delaying or preventing a change of control or changes in our management that a shareholder might consider favorable. These provisions include, among others:

      o the right of the board to elect a director to fill a space created by the expansion of the board; and

      o     the ability of the board to alter our bylaws.

      Further, because we are incorporated in New York, we are subject to the provisions of Section 912 of the New York Business Corporation Law. These provisions prohibit some shareholders, including those owning 20% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:

      o our board of directors approves the merger or combination, or the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, prior to the date on which the significant shareholder first owned 20% or more of the outstanding voting stock;

      o no earlier than five years after the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, a majority of the shares of voting stock not owned by the significant shareholder approves the merger or combination; or

      o the holders of all of our outstanding stock not owned by the significant shareholder receive consideration for their shares that is at least equal to the greater of the highest price paid by the significant shareholder for shares during the five years preceding the announcement of the merger or combination at a time when the significant shareholder owned at least five percent of our outstanding voting stock, or the market value of the common stock on the date the transaction is announced or on the date on which the significant shareholder first owned 20% or more of our outstanding common stock, whichever is greater;

                                  LEGAL MATTERS

      The validity of the shares offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Davis & Gilbert LLP owns 63,387 shares of common stock.

                                     EXPERTS

      The balance sheet of Isotope Solutions, Inc. as of December 31, 1998 and the statements of income, stockholders' equity, and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Kurcias, Jaffe & Company LLP, independent certified public accountants. The balance sheet of Molecular Radiation Management, Inc. as of December 31, 1999 and the statements of income, stockholders' equity, and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Kurcias, Jaffe & Company LLP, independent certified public accountants. They are experts in auditing and accounting and they have authorized us to include the foregoing in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

      This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                          Index To Financial Statements

                                    Contents

                                                                                                              Page
                                                                                                              ----
EDG Capital, Inc. Financial Statements for the Nine Months Ended
September 30, 2000 ............................................................................................F-2

         Condensed Balance Sheets, September 30, 2000 (Unaudited)..............................................F-3
         Condensed Statement of Operations (Unaudited),
         Three and Nine Months Ended September 30, 2000 and 1999...............................................F-4
         Condensed Statements of Cash Flows (Unaudited),
         Nine Months Ended September 30, 2000 and 1999.........................................................F-5
         Notes to Condensed Financial Statements (Unaudited)...................................................F-6

Molecular Radiation Management, Inc. Financial Statements for the Year Ended
December 31, 1999 (Revised)....................................................................................F-8

         Report of Kurcias, Jaffe & Company....................................................................F-9
         Balance Sheet, December 31, 1999 (Revised)...........................................................F-11
         Statement of Income, Year Ended December 31, 1999 (Revised)..........................................F-13
         Statement of Stockholders' Equity, Year Ended December 31, 1999 (Revised)............................F-14
         Statement of Cash Flows, Year Ended December 31, 1999 (Revised)......................................F-15
         Notes to Financial Statements (Revised)..............................................................F-16
         Schedule 1 - Operating Expenses, Year Ended December 31, 1999 (Revised)..............................F-25

Isotope Solutions, Inc. Financial Statements for the Year Ended
December 31, 1998 (Revised)...................................................................................F-26

         Report of Kurcias, Jaffe & Company...................................................................F-27
         Balance Sheet, December 31, 1998 (Revised)...........................................................F-29
         Statement of Income, Year Ended December 31, 1998 (Revised)..........................................F-31
         Statement of Stockholders' Equity, Year Ended December 31, 1998 (Revised)............................F-32
         Statement of Cash Flows, Year Ended December 31, 1998 (Revised)......................................F-33
         Notes to Financial Statements (Revised)..............................................................F-34
         Schedule 1 - Operating Expenses, Year Ended December 31, 1998 (Revised)..............................F-44

            See notes to condensed consolidated financial statements.

                               EDG CAPITAL, INC.
                              FINANCIAL STATEMENTS
                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2000

                       EDG CAPITAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   - ASSETS -

                                                                   September 30,
                                                                      2000
                                                                   -----------
                                                                   (Unaudited)

CURRENT ASSETS:
     Cash                                                          $ 1,534,132
     Management fee receivable                                         523,439
     Prepaid expenses and other                                         72,386
                                                                   -----------

TOTAL CURRENT ASSETS                                                 2,129,957
                                                                   -----------
                                                                        76,905
                                                                   -----------
PROPERTY AND EQUIPMENT - NET

OTHER ASSETS:
     Intangible assets - net                                            13,611
     Security deposits and other                                         2,694
                                                                   -----------
                                                                        16,305
                                                                   -----------

                                                                   $ 2,223,167
                                                                   ===========

CURRENT LIABILITIES:
     Accounts payable                                              $   197,337
     Accrued expenses                                                   17,161
                                                                   -----------

TOTAL CURRENT LIABILITIES                                              214,498
                                                                   -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Common stock, par value $.001; authorized 50,000,000
      shares; 10,771,858 shares issued and outstanding in 2000          10,772
     Additional paid-in capital                                      2,403,693
     Retained earnings (accumulated deficit)                          (405,796)
                                                                   -----------

                                                                     2,008,669
                                                                   -----------

                                                                   $ 2,223,167
                                                                   ===========

            See notes to condensed consolidated financial statements.

                       EDG CAPITAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         Three Months Ended September 30            Nine Months Ended September 30
                                                         --------------------------------          --------------------------------
                                                            2000                 1999                 2000                 1999
                                                         -----------          -----------          -----------          -----------
REVENUE:
  Management fee income                                  $   256,107          $   243,937          $   696,794          $ 1,053,830
                                                         -----------          -----------          -----------          -----------

COSTS AND EXPENSES:
  Medical supplies                                           181,567              120,679              426,317              376,921
  Marketing costs                                             14,061                6,540               56,914               73,164
  General and administrative expenses                        286,058              191,695              649,366              515,189
  Interest expense                                             2,937                   --                2,937                   --
  Interest and other income                                   (2,747)              (9,766)              (5,018)              (9,880)
                                                         -----------          -----------          -----------          -----------
                                                             481,876              309,148            1,130,516              955,394
                                                         -----------          -----------          -----------          -----------

INCOME (LOSS) BEFORE PROVISION
(CREDIT) FOR INCOME TAXES                                   (225,769)             (65,211)            (433,722)              98,436

  Provision (credit) for income taxes                             --              (23,541)                  --               34,551
                                                         -----------          -----------          -----------          -----------

NET INCOME (LOSS)                                        $  (225,769)         $   (41,670)         $  (433,722)         $    63,885
                                                         ===========          ===========          ===========          ===========

EARNINGS (LOSS) PER COMMON SHARE:

    Basic and fully diluted                              $      (.03)         $      (.01)         $      (.05)         $       .01
                                                         ===========          ===========          ===========          ===========

WEIGHTED AVERAGE SHARES OUTSTANDING
                                                           8,433,062            7,891,546            8,089,956            7,849,994
                                                         ===========          ===========          ===========          ===========

            See notes to condensed consolidated financial statements.

                       EDG CAPITAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                            Nine Months Ended
                                                                                                              September 30,
                                                                                                         2000              1999
                                                                                                      -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                                                $  (433,722)      $    63,885
     Adjustments to reconcile net income (loss) to net cash flows from operating activities:
        Depreciation and amortization                                                                       6,118            16,455
        Compensatory shares                                                                                83,876                --
     Changes in operating assets and liabilities:
        Management fee receivable                                                                         (88,018)           21,786
        Prepaid expenses and other                                                                        (16,881)          (45,827)
        Accounts payable                                                                                  127,330           (35,145)
        Accrued expenses                                                                                   13,027               549
                                                                                                      -----------       -----------
          Net cash (used) provided by operating activities                                               (308,200)           21,703
                                                                                                      -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                                 (72,996)          (11,715)
     Patent costs                                                                                          (6,548)           (5,878)
                                                                                                      -----------       -----------
          Net cash (used) by investing activities                                                         (79,554)          (17,593)
                                                                                                      -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from sale of commons shares                                                           1,902,731            10,000
                                                                                                      -----------       -----------
          Net cash provided by financing activities                                                     1,902,731            10,000
                                                                                                      -----------       -----------

                  NET INCREASE IN CASH                                                                  1,514,987            14,110

CASH, BEGINNING OF YEAR                                                                                    19,145             7,647
                                                                                                      -----------       -----------

                  CASH, END OF YEAR                                                                   $ 1,534,132       $    21,757
                                                                                                      ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid                                                                                    $     2,937       $        --
                                                                                                      ===========       ===========
     Income taxes paid                                                                                $        --       $        --
                                                                                                      ===========       ===========

            See notes to condensed consolidated financial statements.

NOTE 1 - DESCRIPTION OF BUSINESS:

      EDG Capital, Inc., (the "Company") was incorporated in the State of New York on August 13, 1990; and was considered a development stage company until September 2000. On September 13, 2000, the Company acquired Isotope Solutions, Inc. ("ISI"), a New York corporation formerly known as Molecular Radiation Management, Inc. Subject to shareholder approval, the Company intends to amend its certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

      ISI is a biopharmaceutical company engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of various cancers. ISI's research and development is conducted by clinicians that have entered into long term contracts with the Company.

      The acquisition was effected pursuant to an Agreement and Plan of Merger (the "Agreement"), dated September 8, 2000, by and among the Company, MRM Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and ISI. On September 13, 2000, Merger Sub was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG.

      Pursuant to the Agreement, all of ISI's outstanding common stock, excluding its treasury stock which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of the Company's common stock. Simultaneously with the closing of the Acquisition, the Company effected (a) a 2.57315 for one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and (b) raised gross proceeds of $2,100,000 from a private placement to accredited investors, of 2,603,844 shares of common stock at a price of $.8065 per share.

      The merger was accounted for as a reverse acquisition in a manner similar to a pooling of interests and as a result, the Company has adopted the fiscal year end of December 31, which is the year end of ISI, the accounting acquirer.

      The accompanying consolidated unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE 2 - PRIVATE PLACEMENT:

      As mentioned above, in September 2000, the Company completed the sale of 2,603,844 (post-split) shares of its common stock at a per share price of $.8065, realizing net proceeds of $1,902,731. The Company also issued 104,000 shares of its common stock to two finders of the acquisition (see
      Note 1) which shares were valued in the aggregate at $83,876.

NOTE 3 - INCOME (LOSS) PER COMMON SHARE:

      Income (loss) per common share for the three and nine month periods were calculated by dividing net income (loss) for the period by the weighted average number of shares outstanding for each respective period in accordance with SFAS No. 128.

      All per share and weighted average share amounts have been restated to reflect the stock split referred to in Note 1.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                              FINANCIAL STATEMENTS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 1999
                                    (REVISED)

                          KURCIAS, JAFFE & COMPANY LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Molecular Radiation Management, Inc.
Garden City, New York

                          Independent Auditors' Report

We have audited the accompanying balance sheet of Molecular Radiation Management, Inc. (a New York corporation) as of December 31, 1999 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molecular Radiation Management, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As further discussed in the notes to financial statements, certain changes in information resulting in a misstatement of previously reported financial statement accounts as of December 31, 1999 and for the year then ended were discovered by the management of the Company subsequent to the issuance of our review report on those financial statements dated March 8, 2000. Accordingly, the accompanying financial statements as of December 31, 1999 and for the year then ended have been restated to reflect the changes.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information presented in Schedule I on page 20 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements.

Great Neck, New York
August 2, 2000 (except for the last
note of the notes to financial statements, which date is August 11, 2000)


                                                /s/ Kurcias, Jaffe & Company LLP
                                                Kurcias, Jaffe & Company LLP
                                                Certified Public Accountants

                      MOLECULAR RADIATION MANAGEMENT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1999
                                    (REVISED)

                                     ASSETS

Current Assets:
         Cash                                                         $  15,519
         Unexpired insurance                                              5,866
         Prepaid income taxes                                            19,154
         Management fee due from
             Stanley E. Order, M.D., P.C.                               435,421
                                                                      ---------

Total Current Assets                                                  $ 475,960

Property and Equipment (at cost):
         Furniture and fixtures                                          12,685
         Computer equipment                                              35,992
         Telephone equipment                                             19,169
                                                                      ---------
                                                                         67,846
         Less: accumulated depreciation                                 (58,149)
                                                                      ---------

Total Property and Equipment - net                                        9,697

Other Assets:
         Patents, net of accumulated
             amortization of $261                                         7,393
         Loan due from Mitchell E. Levine,
             M.D., P.C.                                                     555
         Security deposits                                                2,694
                                                                      ---------

Total Other Assets                                                       10,642
                                                                      ---------

Total Assets                                                          $ 496,299
                                                                      =========

                 See accompanying notes to financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1999
                                    (REVISED)
                                   (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
         Accounts payable                                             $  70,007
         Accrued expenses                                                   980
                                                                      ---------

Total Current Liabilities                                             $  70,987

Stockholders' Equity:
         Common Stock, $.01 par value;
             200,000 authorized; 1,000
             shares issued and outstanding                                   10
         Additional paid-in-capital                                     399,995
         Retained earnings                                               95,307
                                                                      ---------
                                                                        495,312
         Less: stock subscription receivable                            (30,000)
               treasury stock                                           (40,000)
                                                                      ---------

Total Stockholders' Equity                                              425,312
                                                                      ---------

         Total Liabilities and Stockholders' Equity                   $ 496,299
                                                                      =========

                 See accompanying notes to financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                    (REVISED)

Management Fees                                                       $1,297,766

Operating expenses (Schedule I)                                        1,255,015
                                                                      ----------

Operating Income                                                          42,751

Other income:
       Forgiveness of debts                                           $   18,280
       Interest                                                            1,366
                                                                      ----------

Total other income                                                        19,646
                                                                      ----------

Income before provision for depreciation
       and amortization and income taxes                                  62,397

Provision for depreciation and
       amortization                                                       16,456
                                                                      ----------

Income before provision for federal
       and state income taxes                                             45,941

Provision for federal and state
       income taxes                                                       10,096
                                                                      ----------

Net Income                                                            $   35,845
                                                                      ==========

                 See accompanying notes to financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                          Additional    Retained
                               Common      Paid-in      Earnings
                               Stock       Capital      (Deficit)       Total
                              --------    ----------    ---------     ---------
Beginning of year             $     10     $399,995     $  59,462     $ 459,467

Net income - for the
       year ended
       December 31, 1999            --           --        35,845        35,845
                              --------     --------     ---------     ---------

Subtotal                      $     10     $399,995     $  95,307     $ 495,312
                              --------     --------     ---------     ---------

Less: stock subscription
       receivable                                                       (30,000)

       treasury stock                                                   (40,000)
                                                                      ---------

End of Year                                                           $ 425,312
                                                                      =========

                 See accompanying notes to financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                    (REVISED)

Cash flows provided (used) by operating activities:

       Net Income                                                      $ 35,845
                                                                       --------

       Adjustments to reconcile net income to net cash
           provided (used) by
           operating activities:
           Depreciation and amortization                                 16,456
       Changes in assets and liabilities:
       (Increase) decrease in:
           Management fee due from
               Stanley E. Order, M.D., P.C.                              56,184
           Prepaid income taxes                                         (12,578)
           Other loans receivable                                          (555)
           Security deposits                                             (2,694)
       Increase (decrease) in:
           Accounts payable                                             (33,370)
           Accrued expenses                                                 (43)
                                                                       --------

       Total adjustments                                                 23,400
                                                                       --------

       Net cash provided by operating activities                         59,245
                                                                       --------

Cash flows provided (used) by investing activities:

       Cash payments for the purchase of
           Equipment                                                    (11,715)
       Cash payments for patent applications and
           patent assignments                                            (7,654)
                                                                       --------

       Net cash (used) by investing activities                          (19,369)
                                                                       --------

Cash flows provided (used) by financing activities:

       Purchase of treasury stock                                       (40,000)
       Proceeds from issuance of common stock                            10,005
                                                                       --------

       Net cash (used) by financing activities                          (29,995)
                                                                       --------

Net increase in cash and equivalents                                      9,881

Cash and equivalents, beginning of year                                   5,638
                                                                       --------

Cash and equivalents, end of year                                      $ 15,519
                                                                       ========
       Supplemental disclosures of cash flow information:
       Cash paid during the period for:
          Income Taxes                                                 $ 22,674

                 See accompanying notes to financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

Significant accounting policies and other matters

The following significant accounting policies and other matters are set forth to facilitate the understanding of data presented in the financial statements.

Organization and nature of operations

Molecular Radiation Management, Inc. (hereafter referred to as the "Company") was incorporated in New York State on January 28, 1997. From the time of its incorporation through December 1, 1997, the Company had no operations. The Company commenced operations in December 1997 when it entered into a management agreement with its initial client, Stanley E. Order, M.D., P.C. (hereafter referred to as the "P.C."). The Company offers administrative and other services to health care providers in the New York metropolitan area, particularly Long Island. The Company's function is to help provide medical practice groups with office space and equipment, nonmedical personnel, administrative services, billing, consulting, receivables collection, regulatory compliance, and other nonmedical services. All of the Company's revenues for the year ended December 31, 1999 came solely from the P.C. The P.C. is a medical practice that evaluates and treats cancer patients.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all investment instruments with a maturity of three months or less to be cash equivalents.

Concentration of credit risk

For the year ended December 31, 1999, the P.C. accounted for all of the Company's revenues. In addition, it accounted for all of the Company's accounts receivable as of December 31, 1999. Until December 31, 1999, the P.C. had been the Company's sole client. (reference is made to the note regarding the subsequent event - management agreement - Mitchell E. Levine, M.D., P.C.)

Cash accounts at one high quality bank may at times exceed federally insured limits of $100,000. The Company has not incurred any losses on these accounts. Management believes it is not exposed to any significant credit risk regarding these accounts.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Significant accounting policies and other matters (continued)

Property and equipment - at cost

Depreciation of property and equipment is provided for over the estimated useful lives of the related assets (5 to 7 years). Depreciation is computed by using either the straight line or modified accelerated cost recovery system (MACRS) methods. Depreciation is computed on the same basis for both financial statement and income tax purposes. Under provisions of Section 179 of the Internal Revenue Code, taxpayers can elect to expense (with certain limitations for loss years, etc.) up to $19,000 annually of depreciable business property acquired each year. The amount of depreciable business property taxpayers' can expense in the year of purchase under Section 179 will gradually increase from the current $19,000 to $25,000 by the year 2003. Depreciation expense for the year ended December 31, 1999 was $16,195. The Company elected to expense $11,715 of depreciable business property under Section 179 for the year ended December 31, 1999. The depreciation methods and estimated useful lives that are used by the Company are different than those prescribed under generally accepted accounting principles. This variance caused by using MACRS and Section 179 is not considered to be material.

Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset and the related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Patent amortization

Legal fees incurred in connection with establishing and filing patents as well as legal fees incurred in reregistering patents assigned to the Company are being amortized on the straight line method over their remaining lives, ranging from 9 to 19 years. Amortization expense for the year ended December 31, 1999 was $261.

Long-lived assets

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted statement No. 121 as of January 1, 1999; its adoption has had no effect on the financial statements.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Significant accounting policies and other matters (continued)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires the Company to disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation. The carrying amount of receivables and payables approximates fair value.

Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar may be difficult.

Income taxes

The components of the provision for Federal and State income taxes for the year ended December 31, 1999, is as follows:

                  Federal income tax                 $   5,796
                  State income tax                       4,300
                                                     ---------

                  Total                              $  10,096

Marketing and business promotion

The Company's policy is to expense marketing and business promotion as incurred. Marketing and business promotion expense for the year ended December 31, 1999 was $79,703.

Allowance for doubtful accounts

The Company's management does not believe that it is necessary to record an allowance for doubtful accounts since the Company has historically collected all of its accounts receivable from the P.C. and has a security interest in the P.C.'s accounts receivable.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Restated retained earnings as of December 31, 1999 and net income for the year then ended

The Company's management has restated its net income and retained earnings in the accompanying December 31, 1999 financial statements from its previously issued December 31, 1999 reviewed financial statements dated March 8, 2000. The restatement was due to the following items:

Capitalization of certain legal fees
           relating to patent applications and
           patent assignments, net of amortization                     $  7,393
       (Decrease) in prepaid income taxes                                (2,435)
       Decrease in accounts payable                                       9,849
                                                                       --------

Total increase to net income and
           retained earnings for the year ended
           December 31, 1999                                             14,807

Retained earnings, as previously reported                                80,500
                                                                       --------

Retained earnings, as restated, December 31, 1999                      $ 95,307
                                                                       ========

Management agreement - Stanley E. Order, M.D., P.C.

On December 1, 1997, the Company entered into an exclusive, full service, thirty-year management agreement (the "agreement") with the P.C., expiring on November 30, 2027. The agreement provides for a fee, to be paid to the Company on a weekly basis, (including arrears). The amount of the fee is equal to the Company's cost to provide the services described below. In addition, the agreement also provides for a monthly fee which is subject to adjustment January 1, of each year and such adjustment shall be agreed upon mutually, each year, by the Company and the P.C. If an understanding cannot be reached on a new monthly fee, then the fee shall be increased by the greater of 20% or the cost of living adjustment as determined by the U.S. Labor Department. For 1999, the monthly fee was $16,850. The monthly fee for 2000 has yet to be agreed upon.

The services the Company is to provide in exchange include, but are not limited to, treatment and laboratory space, furnishings and equipment, medical supplies and medicines, clerical non-medical services and staff, managerial and administrative services, consulting, and billing and collection. In addition, the Company also licenses to the P.C. several patents for treating solid tumor cancer.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Management agreement - Stanley E. Order, M.D., P.C. (continued)

Pursuant to the agreement, the Company maintains a security interest in all of the P.C.'s accounts receivable for the full and timely payments of all amounts owed to the Company by the P.C.. As of December 31, 1999, the management fee due under the agreement totaled $435,421.

The contract may be terminated by either party due to non-compliance of the terms under the agreement. However, the agreement contains certain non-competition and restrictive covenants against the P.C. if the agreement is terminated, regardless of any reason.

The agreement also allows the Company to purchase the P.C. for $100 should it ever become lawful for the Company to acquire and operate the medical practice of the P.C.

Working capital advances to the P.C., as outlined in the agreement bear interest at a rate of 8.5 percent and have no specific due date. There were no working capital advances at or for the year ended December 31, 1999.

Key man life insurance

The Company is the owner and beneficiary of a $2,000,000 face value term life insurance policy on Dr. Stanley E. Order.

Stanley E. Order, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C.

On January 1, 1998, the P.C. entered into a three year employment agreement, expiring on December 31, 2000, with its sole stockholder and president, Stanley
E. Order, M.D. This agreement was amended and modified on January 1, 2000 and expires on December 31, 2003.

The original agreement provided for an annual salary of $300,000 to be paid to Dr. Order. Subsequently, beginning January 1, 2000, the agreement was modified to an annual salary of $180,000 based on a three day work week. Dr. Order had been working 4 days a week through December 31, 1999. In addition, Dr. Order received a $100,000 signing bonus. Moreover, per the agreement, the P.C. is to maintain for the benefit of Dr. Order, medical malpractice insurance coverage under primary and excess policies with respect to all patients seen on behalf of the practice, with coverage of at least $1 million per event and $3 million in the aggregate. Present coverage is $5 million per event and $7 million in the aggregate. Other compensation that the P.C. is to provide to Dr. Order, under the agreement, includes various employee benefits.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Stanley E. Order, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C. (continued)

In exchange for the above compensation package, Dr. Order is to practice medicine and conduct research in the field of oncological radiology and to care for and treat patients of the practice. Dr. Order is to work on a full time basis of three days per week.

The agreement also contains certain covenants for Dr. Order not to compete for a period of one year to be applied after either the expiration or termination of the agreement. In addition, this contract may be terminated by either party, prior to its expiration, for reasonable cause such as the loss of the physician's license by Dr. Order.

Wayne S. Court, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C.

On July 15, 1998, the P.C. entered into a one-year employment agreement, which expired on July 14, 1999, with Wayne S. Court, M.D. This agreement has similar terms to Dr. Order's employment agreement with the P.C. (reference is made to the note regarding Physician's employment agreement with Dr. Stanley E. Order, M.D., P.C.). However, this agreement provides for an annual salary of $250,000 to be paid to Dr. Court. In addition, the agreement provides for an annual bonus of up to $150,000 to be paid to Dr. Court. Such bonus is to be determined annually by the Board of Directors. Furthermore, Dr. Court is to be employed on a full time basis of five days per week. Present malpractice insurance coverage on Dr. Court is $1 million per event and $3 million in the aggregate. This contract is currently on a month to month basis and has yet to be formally renewed.

Treasury stock

Treasury stock of $40,000 is shown at cost, and at December 31, 1999 consisted of 50 shares of common stock. Subsequently, on June 27, 2000, the Company purchased back 50 more shares of common stock for forgiveness of a $10,000 stock subscription receivable from a former shareholder (reference is made to the note regarding stock subscription receivable). Then on June 30, 2000, the Company sold 50 shares of treasury stock to certain existing shareholders for $20,525.

Office lease

The Company presently has a month to month lease.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Stock subscription receivable

The stock subscription receivable of $30,000 as of December 31, 1999, includes receivables from various stockholders. These receivables were due in full to the Company by July, 1, 1999. Accordingly, $30,000 was past due as of December 31, 1999.

All stock certificates have been issued to their respective shareholders as of December 31, 1999.

Subsequently, on June 27, 2000, the Company forgave a $10,000 stock subscription receivable from a former shareholder in exchange for 50 shares of the Company's own common stock (reference is made to the note regarding treasury stock).

Patents

The Company presently has two patents registered to it; "Radioactive Cisplatin in the Treatment of Cancer", patent number 6074626 which expires 3-19-2119; and "Modification of Solid Tumors by Macroaggregated Albumin to Increase Radioactive Receptor Ligans For Tumor Dose", patent number 5424288 which expires 6-13-2009. The Company leases the use of these patents to Stanley E. Order M.D., P.C. by way of the monthly fee charged to the P.C. (reference is made to the note regarding the management agreement with Stanley E. Order, M.D., P.C.). The Company is also presently leasing these patents to Mitchell E. Levine, M.D., P.C. on a month to month basis. The former patent became effective on 6-13-00. The latter patent was obtained by assignment from Dr. Stanley E. Order, M.D. during 1998.

The Company is presently securing an assignment from Dr. Order of an existing patent, "Method of Compositions for Delivering Cytotoxic Agents to Cancer", patent number 5538726.

Year 2000 date problem

Many computerized systems use only two digits to record the years in date fields (for example, the year 1999 is recorded as 99), such systems may not be able to process dates accurately in the year 2000 and thereafter. The effect of this problem may vary from system to system and may adversely affect an entity's operations as well as its ability to prepare financial statements.

The Company cannot presently determine the effect, if any, of the above Year 2000 problem on their computer systems, applications and operations. However, the Company believes that it has prepared adequately to minimize any such effects.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Subsequent event-management agreement - Mitchell E. Levine M.D., P.C.

On January 1, 2000, the Company entered into an exclusive, full service, thirty year management agreement (the "agreement") with Mitchell E. Levine, M.D., P.C. (hereafter referred to as the "MEL P.C."). MEL P.C. specializes in Neuro-Surgery and Neuro-Oncology. The agreement provides for a weekly fee to be paid to the Company. The amount of the fee is equal to the Company's cost to provide the services described below. In addition, the agreement also provides for a monthly fee. This fee is subject to adjustment January 1, of each year under the agreement and such adjustment shall be agreed upon mutually, each year, by the Company and MEL P.C.. If an understanding cannot be reached on a new monthly fee, then the fee shall be adjusted by the following two factors: (a) the cost of living adjustment as determined by the U.S. Labor Department and (b) the Company's reasonable evaluation as to the costs associated with any increase in time, effort, manpower, supplies, etc. required to be provided to MEL P.C. by the Company. For 2000, the initial monthly fee has been set at $1,500 per month.

The services the Company is to provide in exchange include, but are not limited to, treatment and laboratory space and furnishing, medical equipment and supplies, medicines, office supplies, clerical non-medical services and personnel, managerial and administrative services, consulting services, billing and collection services. In addition, the Company also grants and licenses to MEL P.C., use of its trade name and logo as well as the right to use several patents for treating solid tumor cancer.

The agreement also outlines terms for any working capital advances made to MEL P.C..

Pursuant to the agreement, the Company maintains a security interest in all of MEL P.C.'s accounts receivable for the full and timely payments of all amounts owed to the Company by MEL P.C.

The agreement may be terminated by either party due to non-compliance of the terms under the agreement. However, the agreement contains certain non-competition and restrictive covenants against MEL P.C. if this agreement is terminated, regardless of reason.

The agreement also allows the Company to purchase 50% of MEL P.C. for $100 should it ever become lawful for the Company to acquire and operate the medical practice of MEL P.C.

Presently, Mitchell E. Levine, M.D. does not have a written employment contract with MEL, P.C., devotes only part time employment with MEL P.C., and is required to maintain his own malpractice insurance. Operations of MEL P.C. commenced January 1, 2000.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                                    (REVISED)

                                   (CONTINUED)

Subsequent event - stockholders loans/purchase of stock

On June 30, 2000, certain stockholders made loans to the Company totaling $129,475. These loans are payable in full by the Company to the respective stockholders on November 30, 2000 with interest at a rate of twelve percent (12%) per annum and shall accrue from July 1, 2000 to November 30, 2000. In addition, these same shareholders also purchased 50 shares of treasury stock in the aggregate for a total of $20,525 (reference is made to the note regarding treasury stock).

Subsequent event - management agreement - New York Medical Oncology P.C.

The Company entered into a thirty year full-service management agreement with New York Medical Oncology, P.C. ("NYM") (name is awaiting final approval) which will be effective September 1, 2000. The management fee terms of the agreement are substantially the same as the terms of the management agreement with Mitchell E. Levine, M.D., P.C. (reference is made to the note regarding the management agreement with Mitchell E. Levine, M.D., P.C.). The initial monthly fee effective September 1, 2000 has not yet been established.

The agreement also allows the Company to purchase 95% of this P.C. for $100 should it ever become lawful for the Company to acquire and operate a medical practice.

Pursuant to this agreement, NYM has agreed to employ Dr. Ira Braunschweig for the period September 1, 2000 to August 31, 2002, unless sooner terminated by either party as further stipulated in the agreement. Dr. Braunschweig shall receive an annual base salary of $150,000. In addition, Dr. Braunschweig shall receive an annual productivity bonus based on a stipulated formula which will be capped at $75,000 and $150,000 for the first and second employment year, respectively. Certain other fringe benefits for Dr. Braunschweig are obligated under the agreement.

Subsequent event - private placement/merger and subsequent name change

As of August 11, 2000, the Company, through a private placement agent (G-V Capital Corp.), is attempting to merge into EDG Capital, Inc. ("EDG"), a publicly held shell company. The intent of the placement is as follows: EDG, which has 242,500 shares outstanding is to have a 2.57315 for 1 forward stock split which will result in 623,989 shares outstanding. In addition, the Company's current shareholders will receive 7,440,000 shares of the newly merged entity. The newly merged entity will have a private placement offering of 2,231,866 shares at an offering price of $.8065 per share ($1,800,000) and the placement agent (G-V Capital Corp.) shall receive commissions in the amount of five percent (5%) of the aggregate offering price of the shares sold and 104,000 shares of the newly merged entity.

The newly merged entity plans to rename itself Isotop Solutions, Inc. ("ISI") when all is completed. In addition, it is intended that ISI will have an employee stock option plan for 12% of the total initial outstanding shares.

                      MOLECULAR RADIATION MANAGEMENT, INC.
                         SCHEDULE 1 - OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                    (REVISED)

Medical supplies, medical equipment
      rental and medicines                                            $  497,599
Chief Executive Officer's salary                                         200,000
Chief Operating Officer's salary                                          86,979
Other salaries                                                            97,415
Payroll taxes                                                             22,560
Rent                                                                      49,808
Office equipment and furniture rental                                      4,359
Professional fees                                                         26,607
Marketing and business promotion                                          79,703
Cleaning and laundry                                                       5,211
Consulting fees                                                            2,850
Collection fees                                                            5,575
Computer and website costs                                                 5,825
Contributions and gifts                                                    6,213
Dues, subscriptions and professional memberships                           1,165
Insurance                                                                 58,640
Miscellaneous expenses                                                     2,411
Office expense and supplies                                               23,763
Postage and delivery                                                       7,099
Repairs and maintenance                                                      695
Service charges                                                            1,184
Telephone                                                                 29,010
Temporary help                                                               247
Travel and patient transportation                                         40,097
                                                                      ----------

Total Operating Expenses                                              $1,255,015
                                                                      ==========

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                              FINANCIAL STATEMENTS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 1998
                                    (REVISED)

                          KURCIAS, JAFFE & COMPANY LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Isotope Solutions, Inc.
Garden City, New York

                          Independent Auditors' Report

We have audited the accompanying balance sheet of Isotope Solutions Inc. (formerly Molecular Radiation Management, Inc.) as of December 31, 1998 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Isotope Solutions, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As further discussed in the notes to financial statements, certain changes in information resulting in a misstatement of previously reported balance sheet accounts as of December 31, 1998 were discovered by the management of the Company subsequent to the issuance of our review report dated February 18, 1999 regarding the Company's financial statements for the thirteen month period December 1, 1997 (inception of operations) thru December 31, 1998. Accordingly, the accompanying financial statements as of December 31, 1998, and for the year then ended, have been restated to reflect the changes.

Board of Directors
Isotope Solutions, Inc.
Garden City, New York
Page 2

                    Independent Auditors' Report (Continued)

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information presented in Schedule 1 on page 40 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements.

Great Neck, New York
October 30, 2000


                                                /s/ Kurcias, Jaffe & Company LLP
                                                Kurcias, Jaffe & Company LLP
                                                Certified Public Accountants

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                                  BALANCE SHEET
                                DECEMBER 31, 1998
                                    (REVISED)

                                     ASSETS

Current Assets:
         Cash                                                         $   5,638
         Unexpired insurance                                              5,866
         Prepaid income taxes                                             6,576
         Management fee due from
             Stanley E. Order, M.D., P.C.                               491,605
                                                                      ---------

Total Current Assets                                                  $ 509,685

Property and Equipment (at cost):
         Furniture and fixtures                                          12,685
         Computer equipment                                              24,277
         Telephone equipment                                             19,169
                                                                      ---------
                                                                         56,131
         Less: accumulated depreciation                                  (1,955)
                                                                      ---------

Total Property and Equipment - net                                       14,176

Other Assets:
         Patents                                                          1,776
                                                                      ---------

Total Assets                                                          $ 525,637
                                                                      =========

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                                  BALANCE SHEET
                                DECEMBER 31, 1998
                                    (REVISED)
                                   (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
         Accounts payable                                             $ 105,152
         Accrued expenses                                                 1,023
                                                                      ---------

Total Current Liabilities                                             $ 106,175

Stockholders' Equity:
         Common Stock, $.01 par value;
             200,000 authorized; 1,000
             shares issued and outstanding                                   10
         Additional paid-in-capital                                     399,995
         Retained earnings                                               59,462
                                                                      ---------
                                                                        459,467
         Less: stock subscription receivable                            (40,005)
                                                                      ---------

Total Stockholders' Equity                                              419,462
                                                                      ---------

         Total Liabilities and Stockholders' Equity                   $ 525,637
                                                                      =========

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                    (REVISED)

Management Fees                                                         $974,810

Operating expenses (Schedule I)                                          877,688
                                                                        --------

Operating Income                                                          97,122

Other income:
       Interest                                                         $  2,255
       Miscellaneous                                                      31,828
                                                                        --------

Total other income                                                        34,083
                                                                        --------

Income before provision for depreciation
       and amortization and income taxes                                 131,205

Provision for depreciation and
       amortization                                                       41,955
                                                                        --------

Income before provision for federal
       and state income taxes                                             89,250

Provision for federal and state
       income taxes                                                       27,555
                                                                        --------

Net Income                                                              $ 61,695
                                                                        ========

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                    (REVISED)

                                        Additional     Retained
                             Common       Paid-in      Earnings
                             Stock        Capital      (Deficit)        Total
                           ---------    ----------     ---------      ---------

Beginning of year          $      10     $ 399,995     $  (2,233)     $ 397,772

Net income - for the
       year ended
       December 31, 1998          --            --        61,695         61,695
                           ---------     ---------     ---------      ---------

Subtotal                   $      10     $ 399,995     $  59,462        459,467
                                         ---------     ---------      ---------

Less: stock subscription
      receivable                                                        (40,005)
                                                                      ---------

End of Year                                                           $ 419,462
                                                                      =========

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                    (REVISED)

Cash flows provided (used) by operating activities:

       Net Income                                                     $  61,695
                                                                      ---------

       Adjustments to reconcile net income to net cash
          provided (used) by
          operating activities:
              Depreciation and amortization                              41,955
       Changes in assets and liabilities:
       (Increase) decrease in:
              Management fee due from
                  Stanley E. Order, M.D., P.C.                         (435,451)
              Prepaid expenses                                           (5,866)
              Prepaid income taxes                                       (6,576)
       Increase (decrease) in:
              Accounts payable                                          105,152
              Accrued expenses                                            1,023
                                                                      ---------

       Total adjustments                                               (299,763)
                                                                      ---------

       Net cash (used) by operating activities                         (238,068)
                                                                      ---------

Cash flows (used) by investing activities:

       Cash payments for the purchase of
          property and equipment                                        (56,131)
       Cash payments for patent applications and
          patent assignments                                             (1,776)
                                                                      ---------

       Net cash (used) by investing activities                          (57,907)
                                                                      ---------

Cash flows provided by financing activities:

       Proceeds from issuance of common stock                           160,000
                                                                      ---------

       Net cash provided by financing activities                        160,000
                                                                      ---------

Net decrease in cash and equivalents                                   (135,975)

Cash and equivalents, beginning of year                                 141,613
                                                                      ---------

Cash and equivalents, end of year                                     $   5,638
                                                                      =========
       Supplemental disclosures of cash flow information:
       Cash paid during the period for:
          Income Taxes                                                $  34,131

                 See accompanying notes to financial statements.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Significant accounting policies and other matters

The following significant accounting policies and other matters are set forth to facilitate the understanding of data presented in the financial statements.

Organization and nature of operations

Isotope Solutions, Inc., (formerly Molecular Radiation Management, Inc.), (hereafter referred to as the "Company") was incorporated in New York State on January 28, 1997. On September 13, 2000, the Company was acquired by EDG Capital, Inc. (hereafter referred to as "EDG") (reference is made to the note regarding subsequent event - private placement/merger and subsequent name change).

The acquisition was effected pursuant to an Agreement and Plan of Merger (the "Agreement"), dated September 8, 2000, by and among the EDG, MRM Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of EDG ("Merger Sub"), and the Company. On September 13, 2000, Merger Sub was merged with and into the Company, with the Company being the surviving corporation, and the Company became a wholly owned subsidiary of EDG.

Pursuant to the Agreement, all of the Company's outstanding common stock, excluding its treasury stock which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of EDG's common stock. Simultaneously with the closing of the Acquisition, EDG effected (a) a 2.57315 for one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and (b) raised gross proceeds of $2,100,000 from a private placement (the "Private Placement") to accredited investors, of 2,603,845 shares of common stock at a price of $.8065 per share.

The merger was accounted for as a reverse acquisition in a manner similar to a pooling of interests.

From the time of its incorporation through December 1, 1997, the Company had no operations. There was a nominal loss of $2,233 for 1997. The Company commenced operations in December 1997 when it entered into a management agreement with its initial client, Stanley E. Order, M.D., P.C. d/b/a Center for Molecular Medicine (hereafter referred to as the "P.C."). All of the Company's revenues for the year ended December 31, 1998 came solely from the P.C. The P.C. is a medical research practice that also evaluates and treats cancer patients.

The Company is a biopharmaceutical company engaged in research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of various cancers. The Company's research and development is conducted by clinicians that have entered into long term contracts with the Company.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Significant accounting policies and other matters (Continued)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all investment instruments with a maturity of three months or less to be cash equivalents.

Concentration of credit risk

For the year ended December 31, 1998, the P.C. accounted for all of the Company's revenues. In addition, it accounted for all of the Company's accounts receivable as of December 31, 1998. Until December 31, 1998, the P.C. had been the Company's sole client. (reference is made to the notes regarding the subsequent events - management agreement - Mitchell E. Levine, M.D., P.C. and management agreement - New York Medical Oncology P.C.).

Cash accounts at one high quality bank may at times exceed federally insured limits of $100,000. The Company has not incurred any losses on these accounts. Management believes it is not exposed to any significant credit risk regarding these accounts.

Property and equipment - at cost

Depreciation of property and equipment is provided for over the estimated useful lives of the related assets (5 to 7 years). Depreciation is computed by using either the straight line or modified accelerated cost recovery system (MACRS) methods. Depreciation is computed on the same basis for both financial statement and income tax purposes. Under provisions of Section 179 of the Internal Revenue Code, taxpayers can elect to expense (with certain limitations for loss years, etc.) up to $20,000 annually of depreciable business property acquired each year. The amount of depreciable business property taxpayers' can expense in the year of purchase under Section 179 will gradually increase from the current $20,000 to $25,000 by the year 2003. Depreciation expense for the year ended December 31, 1998 was $ 41,955. The Company elected to utilize the maximum expense allowable pursuant to Section 179 for the 12 months ended December 31, 1998. The depreciation methods and estimated useful lives that are used by the Company are different than those prescribed under generally accepted accounting principles. This variance caused by using MACRS and Section 179 is not considered to be material.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Significant accounting policies and other matters (Continued)

Property and equipment - at cost (Continued)

Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset and the related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Patent amortization

Legal fees incurred in connection with establishing and filing patents as well as legal fees incurred in reregistering patents assigned to the Company are being amortized on the straight line method over their remaining lives starting January 1, 1999, ranging from 9 to 19 years. Amortization expense for the year ended December 31, 1998 was $0.

Long-lived assets

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted statement No. 121 as of January 1, 1998 in connection with these revised statements; its adoption has had no effect on the financial statements.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires the Company to disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation. The carrying amount of receivables and payables approximates fair value.

Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar may be difficult.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Significant accounting policies and other matters (Continued)

Income taxes

The components of the provision for Federal and State income taxes for the year ended December 31, 1998, is as follows:

          Federal income tax                              $ 18,957
          State income tax                                   8,598
                                                          --------

          Total                                           $ 27,555
                                                          ========

Marketing and business promotion

The Company's policy is to expense marketing and business promotion as incurred. Marketing and business promotion expense for the year ended December 31, 1998 was $30,097.

Allowance for doubtful accounts

The Company's management does not believe that it is necessary to record an allowance for doubtful accounts since the Company has historically collected all of its accounts receivable from the P.C. and has a security interest in the P.C.'s accounts receivable.

Restated balance sheet as of December 31, 1998

The Company's management has restated its balance sheet in the accompanying revised December 31, 1998 financial statements from its previously issued reviewed financial statements dated February 18, 1999 for the thirteen-month period December 1, 1997 (inception of operations) thru December 31, 1998. The restatement for the year ended December 31, 1998 was due to the following items:

Capitalization of certain legal fees
     relating to patent applications and
     Patent assignments, net of amortization            $ 1,776
     Increase in accounts payable                        (1,776)
                                                        -------

Net increase to net income for the period               $    --
                                                        -------

Management agreement - Stanley E. Order, M.D., P.C.

On December 1, 1997, the Company entered into an exclusive, full service, thirty-year management agreement (the "agreement") with the P.C., expiring on November 30, 2027. The agreement provides for a fee, to be paid to the Company on a weekly basis, (including arrears). The amount of the fee is equal to the Company's cost to provide the services described below. In addition, the agreement also provides for a monthly fee which is subject to adjustment January 1,

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Management agreement - Stanley E. Order, M.D., P.C. (continued)

of each year and such adjustment shall be agreed upon mutually, each year, by the Company and the P.C.. If an understanding cannot be reached on a new monthly fee, then the fee shall be increased by the greater of 20% or the cost of living adjustment as determined by the U.S. Labor Department. For 1998, the management fee was $974,810.

The services the Company is to provide in exchange include, but are not limited to, treatment and laboratory space, furnishings and equipment, medical supplies and medicines, clerical non-medical services and staff, managerial and administrative services, consulting, and billing and collection. In addition, the Company also licenses to the P.C. several patents for treating solid tumor cancer.

Pursuant to the agreement, the Company maintains a security interest in all of the P.C.'s accounts receivable for the full and timely payments of all amounts owed to the Company by the P.C. As of December 31, 1998, the management fee due under the agreement totaled $491,605.

Either party due to non-compliance of the terms may terminate the contract under the agreement. However, the agreement contains certain non-competition and restrictive covenants against the P.C. if the agreement is terminated, regardless of any reason.

The agreement also allows the Company to purchase the P.C. for $100 should it ever become lawful for the Company to acquire and operate the medical practice of the P.C.

Working capital advances to the P.C., as outlined in the agreement bear interest at a rate of 8.5 percent and have no specific due date. There were no working capital advances at or for the year ended December 31, 1998.

Key man life insurance

The Company is the owner and beneficiary of a $2,000,000 face value term life insurance policy on Dr. Stanley E. Order.

Stanley E. Order, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C.

On January 1, 1998, the P.C. entered into a three year employment agreement, expiring on December 31, 2000, with its sole stockholder and president, Stanley
E. Order, M.D. This agreement was amended and modified on January 1, 2000 and expires on December 31, 2003.

The original agreement provided for an annual salary of $300,000 to be paid to Dr. Order. Subsequently, beginning January 1, 2000, the agreement was modified to an annual salary of $180,000 based on a three-day workweek. Dr. Order had been working 4 days a week through December 31, 1999. In addition, Dr. Order received a $100,000 signing bonus. Moreover, per the agreement, the P.C. is to maintain for the benefit of Dr. Order, medical malpractice insurance coverage under primary and excess policies with respect to all patients seen on behalf of the practice, with coverage of at least $1 million per event and $3 million in the aggregate. Present coverage is $5 million per event and $7 million in the aggregate. Other compensation that the P.C. is to provide to Dr. Order, under the agreement, includes various employee benefits.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998
                                    (REVISED)

Stanley E. Order, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C. (Continued)

In exchange for the above compensation package, Dr. Order is to practice medicine and conduct research in the field of oncological radiology and to care for and treat patients of the practice. Dr. Order is to work on a full time basis of three days per week per the amended agreement.

The agreement also contains certain covenants for Dr. Order not to compete for a period of one year to be applied after either the expiration or termination of the agreement. In addition, either party, prior to its expiration, for reasonable cause such as the loss of the physician's license may terminate this contract with Dr. Order.

Subsequent event - Wayne S. Court, M.D. - physician's employment contract with Stanley E. Order, M.D., P.C.

On July 15, 1998, the P.C. entered into a one-year employment agreement, which expired on July 14, 1999, with Wayne S. Court, M.D. This agreement has similar terms to Dr. Order's employment agreement with the P.C. (reference is made to the note regarding Physician's employment contract with the P.C.). However, this agreement provides for an annual salary of $250,000 to be paid to Dr. Court. In addition, the agreement provides for an annual bonus of up to $150,000 to be paid to Dr. Court. Such bonus is to be determined annually by the Board of Directors. Furthermore, Dr. Court is to be employed on a full time basis of five days per week. Present malpractice insurance coverage on Dr. Court is $1 million per event and $3 million in the aggregate. This contract is currently on a month to month basis and has yet to be formally renewed.

Stock subscription receivable and subsequent events

The stock subscription receivable of $40,005 as of December 31, 1998, includes receivables from various stockholders. These receivables were due in full to the Company by July 1, 1999. All stock certificates had been issued to their respective shareholders as of December 31, 1998.

Subsequently, $5 of the above receivable was collected on December 31, 1999 and an additional $20,000 was received on August 24, 2000. In addition, on September 1, 1999, the Company paid $30,000 and forgave a $10,000 stock subscription receivable from a former shareholder in exchange for 50 shares of the Company's own common stock. Moreover, on June 27, 2000, the Company forgave the remaining $10,000 stock subscription receivable from the same former shareholder in exchange for an additional 50 shares of the Company's own common stock.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

Patents

The Company presently has three patents registered to it; "Radioactive Cisplatin in the Treatment of Cancer", patent number 6074626; "Modification of Solid Tumors by Macroaggregated Albumin to Increase Radioactive Receptor Ligans For Tumor Dose", patent number 5424288; and "Method and Compositions for delivering Cytotoxic Agents to Cancer", patent number 5538726. The Company leases the use of these patents to Stanley E. Order M.D., P.C. (reference is made to the note regarding the management agreement with Stanley E. Order, M.D., P.C.) and New York Medical Oncology, P.C. (reference is made to the note regarding subsequent event - management agreement with New York Medical Oncology, P.C.) by way of the monthly fees. The Company is also presently leasing these patents to Mitchell E. Levine, M.D., P.C. on a month to month basis. The former patent became effective on 6-13-00. The latter two patents were obtained by assignment from Stanley E. Order, M.D. during 1998 and 2000.

Subsequent event - office lease

On August 1, 2000, the Company entered into a 32 month lease for the premises it had been renting on a month to month basis. The lease commenced September 1, 2000 and will expire on April 30, 2003. The lease calls for an annual rental fee of $56,100 due in monthly installments of $4,675. Rent expense for the year ended December 31, 1998 was $45,192. Future minimum rental payments for the next five years, as of December 31, 1998 and in the aggregate are as follows:

                  Year ending
                  December 31,                              Amount
                  ------------                             --------
                      1999                                 $     --
                      2000                                   18,700
                      2001                                   56,100
                      2002                                   56,100
                      2003                                   18,700
                                                           --------

                     Total                                 $149,600
                                                           ========

Year 2000 date problem

Many computerized systems use only two digits to record the years in date fields (for example, the year 1999 is recorded as 99), such systems may not be able to process dates accurately in the year 2000 and thereafter. The effect of this problem may vary from system to system and may adversely affect an entity's operations as well as its ability to prepare financial statements.

The Company cannot presently determine the effect, if any, of the above Year 2000 problem on their computer systems, applications and operations. However, the Company believes that it has prepared adequately to minimize any such effects.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

Subsequent event-management agreement - Mitchell E. Levine M.D., P.C.

On January 1, 2000, the Company entered into an exclusive, full service, thirty year management agreement (the "agreement") with Mitchell E. Levine, M.D., P.C. d/b/a Center for Neuro-Oncology (hereafter referred to as the "MEL P.C."). MEL P.C. specializes in Neuro-Surgery and Neuro-Oncology. The agreement provides for a weekly fee to be paid to the Company. The amount of the fee is equal to the Company's cost to provide the services described below. In addition, the agreement also provides for a monthly fee. This fee is subject to adjustment January 1, of each year under the agreement and such adjustment shall be agreed upon mutually, each year, by the Company and MEL P.C. If an understanding cannot be reached on a new monthly fee, then the fee shall be adjusted by the following two factors: (a) the cost of living adjustment as determined by the U.S. Labor Department and (b) the Company's reasonable evaluation as to the costs associated with any increase in time, effort, manpower, supplies, etc. required to be provided to MEL P.C. by the Company. For 2000, the initial monthly fee has been set at $1,500 per month.

The services the Company is to provide in exchange include, but are not limited to, treatment and laboratory space and furnishing, medical equipment and supplies, medicines, office supplies, clerical non-medical services and personnel, managerial and administrative services, consulting services, billing and collection services. In addition, the Company also grants and licenses to MEL P.C., use of its trade name and logo as well as the right to use several patents for treating solid tumor cancer.

The agreement also outlines terms for any working capital advances made to MEL P.C..

Pursuant to the agreement, the Company maintains a security interest in all of MEL P.C.'s accounts receivable for the full and timely payments of all amounts owed to the Company by MEL P.C..

The agreement may be terminated by either party due to non-compliance of the terms under the agreement. However, the agreement contains certain non-competition and restrictive covenants against MEL P.C. if this agreement is terminated, regardless of reason.

The agreement also allows the Company to purchase 50% of MEL P.C. for $100 should it ever become lawful for the Company to acquire and operate the medical practice of MEL P.C.

Presently, Mitchell E. Levine, M.D. does not have a written employment contract with MEL, P.C., devotes only part time employment with MEL P.C., and is required to maintain his own malpractice insurance. Operations of MEL P.C. commenced January 1, 2000.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

Subsequent event - management agreement - New York Medical Oncology P.C.

The Company entered into a thirty year full-service management agreement with New York Medical Oncology, P.C. d/b/a Center for Medical Oncology ("NYM") effective September 1, 2000. The management fee terms of the agreement are substantially the same as the terms of the management agreements with MEL P.C. and P.C. (reference is made to the notes regarding the management agreements with MEL P.C. and P.C.). The initial monthly fee effective September 1, 2000 has not yet been established.

The agreement also allows the Company to purchase 95% of this P.C. for $100 should it ever become lawful for the Company to acquire and operate a medical practice.

The agreement also outlines terms for any working capital advances made to NYM.

Subsequent event - management agreement - New York Medical Oncology P.C. (Continued)

Pursuant to this agreement, NYM has agreed to employ Dr. Ira Braunschweig for the period September 1, 2000 to August 31, 2002, unless sooner terminated by either party as further stipulated in the agreement. Dr. Braunschweig shall receive an annual base salary of $150,000. In addition, Dr. Braunschweig shall receive an annual productivity bonus based on a stipulated formula, which will be capped at $75,000 and $150,000 for the first and second employment years, respectively. Certain other fringe benefits for Dr. Braunschweig are obligated under the agreement.

Subsequent event - private placement/merger and subsequent name change

As further described in the first note entitled Organization and Nature of Operations, in September 2000, the Company, through a private placement agent, was acquired by EDG Capital, Inc. ("EDG"), a publicly held shell company. EDG subsequently completed the sale of 2,603,844 (post-split) shares of its common stock at a per share price of $.8065, realizing net proceeds of $1,902,731. EDG also issued 104,000 shares of its common stock to two finders of the acquisition which shares were valued in the aggregate at $83,876.

On September 13, 2000, Molecular Radiation Management, Inc. changed its name to Isotope Solutions, Inc. ("ISI"). In addition, ISI adopted an employee stock option plan for 1,247,983 shares, pending stockholder approval.

Subsequent event - employment agreement - executives

On September 8, 2000, as a condition of the acquisition of the Company by EDG (reference is made to the note regarding Subsequent event - private placement/merger and subsequent name change), EDG entered into employment agreements with the chief executive officer and chief operating officer of the Company.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

Subsequent event - employment agreement - executives (Continued)

Chief Executive Officer/President

Effective September 8, 2000, EDG entered into a three year employment contract, expiring on September 7, 2003, with the Company's chief executive officer and president, Jack Schwartzberg.

The agreement provides for an annual base salary of $200,000 to be paid to Mr. Schwartzberg. This base salary shall be reviewed no less frequently than annually for purposes of making reasonable increases, but not less than 5% annually, at the discretion of the Board of Directors. He is also eligible for an annual cash bonus based on performance. Furthermore, per the agreement, he is entitled to receive 175,000 stock options at a price per share of $.8065, subject to the approval of the Company's 2000 Long term Incentive Plan by the shareholders. In addition, EDG is to reimburse him or pay for all reasonable and necessary business and promotion expenses incurred during the term of performance.

In return for the above, Mr. Schwartzberg is to act as chief executive officer and president of EDG until September 7, 2003.

Chief Operating Officer/Vice President

Effective September 8, 2000, EDG entered into a three year employment contract, expiring on September 7, 2003, with the Company's chief operating officer and vice president, Shraga D. Aranoff.

The agreement provides for an annual base salary of $125,000 to be paid to Mr. Aranoff. This base salary shall be reviewed no less frequently than annually for purposes of making reasonable increases, but not less than 5% annually, at the discretion of the Chief Executive Officer. He is also eligible for an annual cash bonus based on performance. Furthermore, per the agreement, he is entitled to receive 100,000 stock options at a price per share of $.8065, subject to the approval of the Company's 2000 Long term Incentive Plan by the shareholders. In addition, EDG is to reimburse him or pay for all reasonable and necessary business and promotion expenses incurred during the term of performance.

In return for the above, Mr. Aranoff is to act as chief operating officer, vice president and secretary of EDG until September 7, 2003.

                             ISOTOPE SOLUTIONS, INC.
                 (formerly Molecular Radiation Management, Inc.)
                         SCHEDULE 1 - OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                    (REVISED)

Medical supplies, medical equipment
     rental and medicines                                               $273,084
Chief Executive Officer's salary                                         200,000
Chief Operating Officer's salary                                          33,333
Other salaries                                                            89,726
Payroll taxes                                                             18,890
Rent                                                                      45,192
Office equipment and furniture rental                                      5,135
Professional fees                                                         31,126
Marketing and business promotion                                          30,097
Cleaning and laundry                                                       4,549
Consulting fees                                                              750
Computer and website costs                                                16,553
Contributions and gifts                                                      898
Dues, subscriptions and professional memberships                           3,750
Insurance                                                                 41,062
Miscellaneous expenses                                                     5,453
Office expense and supplies                                               17,362
Postage and delivery                                                       6,151
Repairs and maintenance                                                    2,526
Service charges                                                              911
Telephone                                                                 20,730
Temporary help                                                             2,325
Travel and patient transportation                                         28,085
                                                                        --------

Total Operating Expenses                                                $877,688
                                                                        ========

                 See accompanying notes to financial statements.

                                3,595,143 shares

                                  common stock


                               EDG CAPITAL, INC.


                                    --------

                                   PROSPECTUS

                                    --------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

      Article VIII of the Company's Certificate of Incorporation provides, in substance, that the Company shall indemnify its officers and directors to the extent permitted by Sections 721 through 726 of the BCL. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law and the Company's Certificate of Incorporation, each director and officer shall be indemnified by the Company against reasonable expenses, including attorney's fees, and any liabilities that he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company. The indemnification provided by the Company's Certificate of Incorporation is not deemed exclusive of or in any way to limit any other rights that any person seeking indemnification may be entitled.

Item 25. Other Expenses of Issuance and Distribution.

      The Company will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

      SEC registration fee............................  1,910
      Accounting fees and expenses....................  5,000
      Legal fees and expenses......................... 15,000
      Miscellaneous expenses..........................  2,090
                                                       ------
        Total ........................................ 25,000

Item 26. Changes in Securities and Use of Proceeds.

The following information relates to all securities sold by the Company without registration under the Securities Act of 1933 within the three years prior to the filing of this registration statement. The number of shares and the price per share have been restated to reflect a 2.57315 for one forward split of the Company's common stock on September 13, 2000. Except as otherwise indicated below, the Company relied upon Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration for each of the transactions because the transactions did not involve any public offering.

      On March 2, 1998, the Company sold 102,926 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $10,000.

      On June 11, 1999, the Company sold 102,926 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $10,000.

      On May 15, 2000, the Company sold 154,389 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $60,000.

      On September 13, 2000, the Company issued 7,440,005 shares of common stock to 13 former shareholders of Isotope Solutions Group, Inc., a New York corporation formerly known as Molecular Radiation Management, Inc., in connection with the Company's acquisition of ISI on such date. Also on September 13, 2000, the Company sold 1,284,500 shares of common stock at a price of $.8065 to 25 accredited investors in the initial closing of a private placement. On September 26, 2000, the Company sold an additional 1,319,345 shares at a price of $.8065 per share to 50 accredited investors in a second closing of the private placement. Also on September 26, 2000, the Company issued warrants to purchase 111,593 shares of common stock at an initial exercise price of $.8065 per share to G-V Capital, Inc., the placement agent for the private placement. The Company relied upon
Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D as the basis for an exemption from registration for the transactions because the transactions did not involve any public offering.

      On September 13, 2000, the Company adopted the EDG Capital, Inc. 2000 Long-Term Incentive Plan, providing for the grant of up to 1,247,983 shares of common stock to officers, directors and employees of, and consultants to, the Company, subject to shareholder approval, and granted options to purchase an aggregate of 673,000 shares of common stock to officers, director and employees of, and consultants to, the Company pursuant to the Plan, subject to shareholder approval of such awards.

      On November 14, 2000, the Company issued 63,387 shares of common stock to Davis & Gilbert LLP, the Company's corporate and securities counsel, at a price of $.8065 per share. Davis & Gilbert paid the purchase price by canceling an aggregate of $51,121.62 of accrued fees owed by the Company.

      On December 11, 2000, the Company sold 216,987 shares of common stock to Moreton Binn, an individual, at a price of $.8065 per share. The Company relied upon Section 4(2) of the Securities Act and Rule 506 of Regulation D as the basis for an exemption from registration for the transaction because the transaction did not involve any public offering.

Item 27. Exhibits.

Exhibit                                  Description
-------                                  -----------

2.1 Agreement and Plan of Merger dated as of September 8, 2000 by and among the registrant, ISI Merger Sub, Inc., and Molecular Radiation Management, Inc. (1)
3.1         Certificate of Incorporation of the registrant. (2)
3.2         By-Laws of the registrant. (2)
4.1         Specimen of registrant's common stock certificate. (2)
4.3         Form of warrant agreement for warrants issued to G-V Capital, Inc.
            and its designees on September 26, 2000.
5.1 Opinion of Davis & Gilbert LLP on legality of securities being registered, dated February 4, 2001.
10.1 Registration Rights Agreement, dated as of September 8, 2000, by and among Crown Cove Associates, LLC, Jack Schwartzberg, Robert Keating, Bruce Baron, Dennis Shields, Dennis Quirk, Harvey L. Greenberg, Harriet Greenberg, Shraga David Aranoff, Richard Friedman, Jeff Markowitz, Lawrence Kaplan, Stanley Kaplan, Edmond O'Donnell, and the registrant. (3)
10.2 Employment Agreement, dated as of September 8, 2000, by and between the registrant and Jack Schwartzberg. (3)
10.3 Employment Agreement, dated as of September 8, 2000, by and between the registrant and Shraga D. Aranoff. (3)
10.4        Practice Management Services Agreement by and between Stanley E.
            Order, M.D., P.C. d/b/a Center for Molecular Medicine, and Molecular Radiation Management, Inc., dated as of December 1, 1997. (3)
10.5        Practice Management Services Agreement by and between Mitchell E.
            Levine, M.D., P.C. and Molecular Radiation Management, Inc., dated as of January 1, 2000. (3)
10.6 Practice Management Services Agreement by and between New York Medical Oncology, P.C. and Molecular Radiation Management, Inc., dated as of September 1, 2000. (3)
10.7 Lease dated as of August 1, 2000 by and between Scott Hotel Company, LLC, and Molecular Radiation Management, Inc. (3)
10.8 License Agreement dated as of November 24, 1997, by and between Nassau Radiologic Group, P.C. and Molecular Radiation Management, Inc. (3)
10.9        Registrant's 2000 Long-Term Incentive Plan.

21.1        Subsidiaries of the registrant.
23.1        Consent of Kurcias, Jaffe & Company LLP.
23.2        Consent of Davis & Gilbert LLP (included in Exhibit 5.1).

----------

(1) Incorporated by reference to the registrant's Current Report on Form 8-K filed on September 19, 2000.

(2) Incorporated by reference to the registrant's Registration Statement on Form S-18 (File No. 33-37674-NY).

(3) Incorporated by reference to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, filed on September 28, 2000.

Item 28. Undertakings.

(a)   The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Garden City in the State of New York on February 6, 2001.


                                 By /s/ Jack Schwartzberg
                                    ---------------------
                                 Jack Schwartzberg
                                 Chairman, Chief Executive Officer and President

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jack Schwartzberg and Shraga David Aranoff, and each of them, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature                                     Title                           Date
---------                                     -----                           ----

/s/ Jack Schwartzberg           Chairman, Chief Executive               February 6, 2001
-------------------------       Officer and  President (Principal
    Jack Schwartzberg           Executive Officer)

/s/ Shraga David Aranoff        Chief Operating Officer, Vice           February 6, 2001
-------------------------       President and Treasurer (Principal
    Shraga David Aranoff        Accounting Officer), Director

/s/ Jay M. Haft                 Director                                February 6, 2001
------------------------
    Jay M. Haft

/s/ Stanley F. Barshay          Director                                February 6, 2001
------------------------
    Stanley F. Barshay